UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

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☐	Soliciting Material Pursuant to § 240.14a-12

Stage Stores, Inc.
(Name of Registrant as Specified In Its Charter)

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Stage Stores, Inc.
Notice of 2017 Annual Meeting of Shareholders
and
Proxy Statement

Stage Stores, Inc.
2425 West Loop South
Houston, Texas 77027

April 21, 2017

Dear Shareholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of Stage Stores, Inc. The Annual Meeting will be held at our corporate office located at 2425 West Loop South, Houston, Texas, on June 1, 2017, beginning at 8:15 a.m. CDT.
The following pages contain the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement. We encourage you to review these materials for information concerning the business to be conducted at the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.
We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on April 3, 2017. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for those materials contained in the Notice.
Thank you for your continued support of Stage Stores, Inc.
Sincerely,

Sincerely,
William J. Montgoris
Chairman of the Board

STAGE STORES, INC.
NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	i
IMPORTANT INFORMATION REGARDING VOTING	ii
IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS	ii
IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE	ii
PROXY STATEMENT	1
ABOUT THE ANNUAL MEETING	1
ITEM 1: ELECTION OF DIRECTORS	4
GOVERNANCE	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
ITEM 2: APPROVAL OF STAGE STORE 2017 LONG-TERM INCENTIVE PLAN	17
EXECUTIVE COMPENSATION	26
DIRECTOR COMPENSATION	53
ITEM 3: SAY-ON-PAY VOTE	55
ITEM 4: SAY-ON-FREQUENCY VOTE	57
ITEM 5: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP	57
AUDIT COMMITTEE MATTERS	58
ADDITIONAL INFORMATION	59
OTHER MATTERS	60
2017 LTIP	Annex A

Stage Stores, Inc.
2425 West Loop South
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 1, 2017

To our Shareholders:
The 2017 Annual Meeting of Shareholders of Stage Stores, Inc. will be held at our corporate office located at 2425 West Loop South, Houston, Texas 77027 on June 1, 2017, beginning at 8:15 a.m. CDT, for the following purposes:

1.	Elect as directors the eight nominees named in the Proxy Statement for a term of one year;

2.	Approve the Stage Stores 2017 Long-Term Incentive Plan;

3.	Approve, on an advisory basis, the compensation of our named executive officers;

4.	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;

5.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2018; and

6.	Transact such other business as may properly come before the Annual Meeting.
The Board of Directors has fixed the close of business on April 3, 2017, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.
We began mailing a Notice of Internet Availability of Proxy Materials on or about April 21, 2017 to shareholders of record at the close of business on April 3, 2017. The Notice contains information on how to access on the Internet our 2017 Proxy Statement, our 2016 Annual Report to Shareholders, our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and the form of proxy, as well as instructions on how to request a paper copy of the proxy materials.
By Order of the Board of Directors,

Chadwick P. Reynolds
Executive Vice President,
Chief Legal Officer and Secretary

April 21, 2017
Houston, Texas

Your vote is very important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

i

IMPORTANT INFORMATION REGARDING VOTING
If our common shares are registered in your name directly with our transfer agent, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”
If you are a beneficial shareholder, you must instruct your broker how to vote your common shares. If you do not provide voting instructions, your common shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote”. In such cases, your broker may register your common shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial shareholder, your broker has discretionary voting authority under NYSE rules to vote your common shares on Item 5 (Ratification of the Appointment of Deloitte & Touche LLP), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Item 1 (Election of Directors), Item 2 (Approval of 2017 LTIP), Item 3 (Say-on-Pay Vote) or Item 4 (Say-on-Frequency Vote) without instructions from you, in which case a broker non-vote will occur and your common shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
If you have any questions about the voting process, please contact the broker, bank or other financial institution where you hold your common shares. The Securities and Exchange Commission (“SEC”) also has a website (sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.
Additionally, you may contact our Investor Relations Department via the information located in the Investor Relations, Corporate Governance and Financial Reports sections of our website (corporate.stage.com).
IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS
Our 2017 Proxy Statement, our 2016 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, are available for review by shareholders of record at envisionreports.com/SSI and by beneficial shareholders at edocumentview.com/SSI.
IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE
In accordance with our security procedures, all persons attending the Annual Meeting must present either their Notice of Internet Availability or the admission ticket found on their Proxy Card (if they requested and received a Proxy Card), or a brokerage statement or other proof of ownership of our common shares as of the record date, and picture identification. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.
Directions to our corporate office, which is the location of the Annual Meeting, are available in the Investor Relations section of our website (corporate.stage.com/investor-relations).

ii

Stage Stores, Inc.
2425 West Loop South
Houston, Texas 77027

______________________________
PROXY STATEMENT
______________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Stage Stores, Inc., a Nevada corporation (“we”, “our”, “us” and “Stage”), for use at the 2017 Annual Meeting of Shareholders to be held at our corporate office located at 2425 West Loop South, Houston, Texas 77027, on June 1, 2017, beginning at 8:15 a.m. CDT (“Annual Meeting”). On or about April 21, 2017, we began mailing to our shareholders of record at the close of business on April 3, 2017, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for 2016.
Unless otherwise noted, references in this Proxy Statement to a particular year correspond to our fiscal year.  For example, “2014” refers to our fiscal year ended January 31, 2015, “2015” refers to our fiscal year ended January 30, 2016, “2016” refers to our fiscal year ended January 28, 2017, and “2017” refers to our fiscal year ending February 3, 2018.
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders included with this Proxy Statement. Specifically, shareholders will be asked to: (1) elect as directors the eight nominees named in this Proxy Statement; (2) approve the Stage Stores 2017 Long-Term Incentive Plan (“2017 LTIP”); (3) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“Say-on-Pay Vote”); (4) approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers (“Say-on-Frequency Vote”); (5) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2017; and (6) transact such other business as may properly come before the Annual Meeting.
Voting Securities and Shareholder Voting Rights
Our voting securities consist of our common stock, par value of $0.01 per share. Only those shareholders of record at the close of business on April 3, 2017 (“Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. On the Record Date, there were 27,353,023 outstanding shares of our common stock and holders of an additional 1,098,534 shares of vested and unvested restricted stock with voting rights. Each share of our outstanding common stock and unvested restricted stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. Treasury shares are not voted.
Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to our inspector of election and certain of our employees and agents who must acknowledge their responsibility to comply with this policy of confidentiality.
A list of the record holders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting. All voting at the Annual Meeting will be governed by our Amended and Restated Articles of Incorporation (“Articles of Incorporation”), our Amended and Restated Bylaws (“Bylaws”) and the applicable laws of the State of Nevada.

Registered Shareholders and Beneficial Shareholders
If our common shares are registered in your name directly with our transfer agent, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”
Internet Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement, our 2016 Annual Report to Shareholders and our Annual Report on Form 10-K for 2016, by providing access to those documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.
A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting those materials.
The broker, bank or other holder of record who is considered the registered shareholder with respect to common shares should forward to the beneficial shareholder of those common shares a notice that directs the beneficial shareholder to the website where our proxy materials may be accessed. That broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.
To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at envisionreports.com/SSI and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
How to Vote
As a Registered Shareholder
After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit envisionreports.com/SSI to access our proxy materials and vote online. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). Registered shareholders may also vote by telephone by calling 1-800-652-8683, by completing and mailing a proxy card (if you received printed copies of the proxy materials), or by written ballot at the Annual Meeting. If, after receiving the Notice of Internet Availability, you request (via online, toll-free telephone number or email) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided.
If you vote online, by telephone or by mail, your vote must be received by 11:59 p.m. EDT on May 31, 2017, the day before the Annual Meeting.
If you timely and properly submit your vote, your common shares will be voted as you direct. If you return or otherwise complete your proxy card, but you do not indicate your voting preferences, the proxies will vote your shares FOR each of Item 1 (Election of Directors), Item 2 (Approval of 2017 LTIP), Item 3 (Say-on-Pay Vote) and Item 5 (Ratification of the Appointment of Deloitte & Touche LLP), as well as for a one-year frequency for future Say-on-Pay Votes in Item 4 (Say-on-Frequency Vote), and in their discretion for such other matters as may properly come before the Annual Meeting.
A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Inspector of Election a written notice of revocation or duly executing and delivering to our corporate secretary a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
As a Beneficial Shareholder
Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.
Brokers, banks and other holders of record who hold common shares for beneficial shareholders in street name may vote such common shares on “routine” matters (as determined under NYSE rules), such as Item 5 (Ratification of the Appointment of Deloitte & Touche LLP), without specific voting instructions from the beneficial owner of such common shares. Brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Item 1 (Election of Directors), Item 2 (Approval of 2017 LTIP), Item 3 (Say-on-Pay Vote) and Item 4 (Say-on-Frequency Vote) without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).
Householding
SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.
Board’s Recommendations
Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Item 1);

2.	FOR the approval of the 2017 LTIP (see Item 2);

3.	FOR the approval, on an advisory basis, of the Say-on-Pay Vote (see Item 3);

4.	For the approval, on an advisory basis, of a ONE YEAR frequency for future Say-on-Pay Votes (see Item 4); and

5.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 (see Item 5).
If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on that matter or for a substitute nominee as recommended by the Board.
Quorum
The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.
Vote Required for Approval
Item 1
Our Corporate Governance Guidelines (“Governance Guidelines”) contain a majority vote policy and our Bylaws impose a majority vote standard applicable to the uncontested election of directors. Specifically, our Bylaws provide that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes properly cast for the nominee’s election exceeds the number of votes properly cast against the nominee’s election. In all director elections other than uncontested elections, the eight director nominees receiving a plurality of the votes properly cast will be elected as directors. An “uncontested election” means an election of directors at a meeting of shareholders at which the number of director nominees does not exceed the number of directors to be elected. See the “Governance - Majority Vote

Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.
Other Items
For purposes of Item 2 (Approval of 2017 LTIP), Item 3 (Say-on-Pay Vote) and Item 5 (Ratification of the Appointment of Deloitte & Touche LLP), the affirmative vote of a majority of the votes cast on each such matter will be required for approval. For purposes of Item 4 (Say-on-Frequency Vote), the frequency alternative that receives the affirmative vote of the holders of a plurality of the common shares represented in person or by proxy and entitled to vote on the matter will be approved. The votes received with respect to Item 3, Item 4 and Item 5 are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Item 2, Item 3, Item 4 or Item 5 will not be voted with respect to such matter. Abstentions and broker non-votes, if any, will not be counted as votes cast, and they will have no effect on the outcome of the matters to be voted on at the Annual Meeting. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendations of the Board.
ITEM 1: ELECTION OF DIRECTORS
The Board is presently comprised of the following nine directors: Alan J. Barocas, Elaine D. Crowley, Diane M. Ellis, Michael L. Glazer, Earl J. Hesterberg, Lisa R. Kranc, William J. Montgoris, C. Clayton Reasor, and Ralph P. Scozzafava. Each of the directors currently serving on the Board are nominees for election at the Annual Meeting, except that Mr. Scozzafava will not stand for reelection as he has announced his decision to resign his position as a director, effective June 1, 2017, in order to devote all of his professional time to his employer. Contemporaneous with Mr. Scozzafava’s resignation and immediately prior to the Annual Meeting, the Board will reduce the number of seats on the Board to eight pursuant to our Bylaws. Accordingly, at the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.
Proxies may not be voted at the Annual Meeting for more than eight persons. Our shareholders do not have cumulative voting rights in the election of directors. The Board’s Corporate Governance and Nominating Committee recommended the directors listed below for re-election. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve or for good cause will not serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.
Information concerning each nominee is set forth in the following table, including each nominee’s age (as of the Record Date), current Board committee memberships, business experience and principal occupation for the past five years or more, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Director Qualifications; Identifying and Evaluating Nominees” section below), other public company directorships held by each nominee during the past five years, and tenure as a director on the Board. The Board has affirmatively determined that, with the exception of Mr. Glazer, all of the nominees are independent of Stage, its subsidiary and its management under the standards set forth in the NYSE rules, and no nominee has a material relationship with Stage, its subsidiary or its management aside from his or her service as a director. Mr. Glazer is not an independent director due to his employment as our President and Chief Executive Officer (“CEO”).

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Alan J. Barocas	68	2007
Business Experience: Senior Executive Vice President of Leasing at GGP Inc., a real estate development and management firm, since January 2011. From May 2006 to January 2011, Mr. Barocas was the principal of Alan J. Barocas and Associates, a real estate consulting firm. From June 1981 to April 2006, he was employed by GAP, Inc., an apparel retailer, serving last as Senior Vice President of Real Estate.
Committee Memberships: Corporate Governance and Nominating Committee; Compensation Committee
Director Qualifications: Mr. Barocas’ lengthy service in senior executive roles for large public companies in the real estate and retail industries provides the Board with valuable leadership experience and real estate and retail expertise.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Elaine D. Crowley	58	2014
Business Experience:  Liquidation Trustee for the Bombay Liquidation Trust, which oversees the liquidation of The Bombay Company, Inc. (“Bombay”), a furniture and home goods retailer, since September 2008, where she has served as Senior Vice President, Chief Financial Officer and Treasurer since February 2000. Bombay filed for bankruptcy protection on September 20, 2007. From August 2010 to September 2012, Ms. Crowley served as Executive Vice President and Chief Financial Officer for Mattress Giant Corporation, a mattress retailer. From August 2008 to August 2010, Ms. Crowley served as Executive Vice President and Chief Financial Officer and Senior Vice President, Controller and Chief Accounting Officer/Chief Financial Officer for Michaels Stores, Inc., an arts and crafts retailer.
Committee Memberships: Audit Committee; Compensation Committee
Director Qualifications:  Ms. Crowley’s tenure in senior executive and financial roles with other retailers and experience as a Certified Public Accountant in public accounting provides the Board with valuable leadership experience and financial and retail expertise.

Diane M. Ellis	59	2012
Business Experience:  Brand President - Chico’s of Chico’s FAS, Inc. since November 2016. From August 2013 to October 2016, Ms. Ellis served as CEO of Limited Stores, LLC, a fashion retailer. Limited Stores, LLC filed for bankruptcy protection on January 17, 2017. From September 2004 until August 2013, Ms. Ellis served as President and Chief Operating Officer of Brooks Brothers Group, Inc., an apparel retailer.
Committee Memberships: Audit Committee; Corporate Governance and Nominating Committee (Chair)
Director Qualifications:  Ms. Ellis’ service in senior executive roles with other retailers and deep experience in merchandising, marketing and e-commerce, as well as her experience in strategic consulting to the retail industry while at Lighthouse Retail Group and PricewaterhouseCoopers LLC, provides the Board with valuable leadership and industry experience and retail, marketing and strategic planning expertise.

Michael L. Glazer	68	2001
Business Experience:  Our President and CEO since April 2012. From October 2009 to April 2012, Mr. Glazer served as the President and CEO of Mattress Giant Corporation, a mattress retailer. From August 2005 to October 2009, Mr. Glazer served as Managing Director of Team Neu, a private equity firm. From May 1996 to August 2005, Mr. Glazer served as President and CEO of KB Toys, Inc., a toy retailer. Mr. Glazer served as a director of CPI Corporation, a portrait studio operator, from December 2008 to July 2012.
Committee Memberships: None
Director Qualifications:  Mr. Glazer’s 40 years in the retail industry, tenure as CEO of several retailers and significant knowledge of our business, provides the Board with valuable retail expertise, leadership and industry experience.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Earl J. Hesterberg	63	2010
Business Experience:  President, CEO and a director of Group 1 Automotive, Inc., an automotive retailer, since April 2005. From October 2004 to April 2005, Mr. Hesterberg served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company. Mr. Hesterberg has also served as President and CEO of Gulf States Toyota, a distributor of vehicles, parts and accessories.
Committee Memberships: Compensation Committee (Chair); Corporate Governance and Nominating Committee
Director Qualifications:  Mr. Hesterberg’s extensive experience in senior executive roles, particularly as CEO, for large public companies in the retail industry and deep knowledge of marketing, customer service, strategic planning and consumer research provides the Board with valuable leadership and strategic planning experience and marketing and retail expertise.

Lisa R. Kranc	63	2012
Business Experience:  Senior Vice President, Marketing of AutoZone, Inc., an automotive aftermarket parts retailer and distributor, from August 2001 until her retirement in December 2012. Since September 2015, Ms. Kranc has served on the Board of Directors of Truck Hero, Inc., a supplier of truck accessories. From June 2014 to May 2015, Ms. Kranc served on the Board of Directors of Armored AutoGroup, Inc., a consumer products manufacturer.
Committee Memberships: Compensation Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Ms. Kranc’s tenure in a senior executive role for a large public company in the retail industry and extensive experience in marketing, brand management, consumer research and strategic planning provides the Board with valuable leadership and strategic planning experience and marketing and retail expertise.

William J. Montgoris	70	2004
Business Experience:  Chairman of the Board of Stage since June 2010. From August 1993 until his retirement in June 1999, Mr. Montgoris served as Chief Operating Officer of The Bear Stearns Companies, Inc. (“Bear Stearns”), an investment bank and securities trading and brokerage firm. Mr. Montgoris also served as Chief Financial Officer at Bear Stearns from April 1987 until October 1996. Since August 2008, Mr. Montgoris has served on the Board of Directors of Carter’s, Inc., a retailer and marketer of children’s apparel, where he is a member of the audit committee. From July 2008 to November 2013, Mr. Montgoris served on the Board of Directors of OfficeMax Incorporated, an office products retailer, where he was a member of the audit and compensation committees.
Committee Memberships: Audit Committee
Director Qualifications:  Mr. Montgoris’ extensive experience in senior executive roles with a leading global investment banking firm and as a director at large public companies in the retail industry, as well as his experience as a Certified Public Accountant and deep finance and accounting knowledge, provides the Board with valuable leadership and financial and retail expertise.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
C. Clayton Reasor	60	2012
Business Experience:  From October 2014 until his retirement in February 2017, Mr. Reasor served as Executive Vice President, Investor Relations, Strategy, Corporate and Government Affairs of The Phillips 66 Company, an energy manufacturing and logistics company. From May 2012 to September 2014, Mr. Reasor served as Senior Vice President, Investor Relations, Strategic Development, Public Affairs and Public Policy of The Phillips 66 Company. From April 2009 to May 2012, Mr. Reasor served as Vice President, Investor Relations and Public Affairs of ConocoPhillips Co., a crude oil and natural gas exploration and production company. From March 2013 to February 2017, Mr. Reasor was a director of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly-traded owner, developer and acquirer of crude oil, refined petroleum and natural gas pipelines and terminals.
Committee Memberships: Compensation Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Mr. Reasor’s significant experience in the development, implementation and communication of corporate strategy, his background working with investment analysts and investors and his tenure in executive roles for large public companies provides the Board with valuable strategic planning and investor relations expertise and leadership experience.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.
GOVERNANCE
Board Leadership Structure
Our business is managed under the direction of the Board. The Board is currently comprised of the nine directors identified in Item 1. Members of the Board are kept informed of our business through discussions with our CEO and other members of management, by reviewing materials provided to them, by visiting our offices, stores and distribution centers, and by participating in meetings of the Board and its committees.
Our CEO does not serve as the Chairman of the Board. We believe that this leadership structure is appropriate for us because, while it allows the CEO to speak for and lead us and communicate with other members of senior management, it provides for effective oversight by the Board, as each of our directors is highly qualified and experienced and exercises a strong oversight function. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed.
Corporate Governance Guidelines
We have adopted written Governance Guidelines to assist in fulfilling our corporate governance responsibilities. The Governance Guidelines provide a structure within which our directors and management may monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Governance Guidelines are available in the Corporate Governance section of our website (corporate.stage.com/corporate-governance).
Code of Ethics and Business Conduct and Code of Ethics for Senior Officers
We have adopted a written Code of Ethics and Business Conduct (“Code of Ethics”) to serve as the basic set of policies and procedures governing the behavior of our directors, executive officers and other employees in conformance with NYSE rules. It is our policy to adhere to the highest standards of business ethics in all our business activities. When engaging in any activity concerning us, our customers, competitors, suppliers, other employees, shareholders or the general public, our directors, executive officers and other employees must maintain standards of uncompromising integrity and conduct themselves in a professional manner.
We have also adopted a Code of Ethics for Senior Officers (“Code for Senior Officers”) in order to promote ethical conduct in the practice of financial management. We believe our CEO, Chief Financial Officer and Controller each hold an important role in corporate governance. The Code for Senior Officers is designed to deter wrongdoing and provide principles that our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions are expected to adhere to and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to our shareholders and others who have a stake in our continued success.
The Code of Ethics and the Code for Senior Officers are each available in the Corporate Governance section of our website (corporate.stage.com/corporate-governance). We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Ethics and the Code for Senior Officers (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Corporate Governance section of our website (corporate.stage.com/corporate-governance).
Director Independence
The Board undertook its most recent annual review of director independence in March 2017. During the review, the Board, in accordance with NYSE rules, broadly considered all relevant facts and circumstances to determine whether any director has a material relationship with us, either directly or indirectly, other than serving as one of our directors, including all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Stage, its subsidiary and members of management, on the other hand. The purpose of this review was to determine whether any such transactions, relationships or arrangements were inconsistent with a determination that the director is independent in accordance with NYSE rules.
As a result of the review, the Board affirmatively determined that, with the exception of Mr. Glazer, all of the directors nominated for election at the Annual Meeting are independent of Stage, its subsidiary and management under the standards set forth in the NYSE rules, and no director nominee, with the exception of Mr. Glazer, has a material relationship with Stage, its subsidiary or management aside from his or her service as a director. Mr. Glazer was deemed not independent due to his employment as our President and CEO.
All members of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent directors. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or our subsidiary other than their directors’ compensation. Members of the Compensation Committee also satisfy separate NYSE independence requirements to ensure independence from management.
In evaluating director independence, the Board considered store leasing transactions between our subsidiary and Mr. Barocas’ employer, General Growth Properties, Inc. (“General Growth”). In the ordinary course of our business, we leased one of our nearly 800 store locations from General Growth at January 28, 2017. As a result, the Board conducted an independence analysis to determine whether Mr. Barocas remains an independent director, pursuant to NYSE rules. Quarterly (most recently in March 2017), the Board reviewed the payments we made to General Growth in each of the last three years ($0.2 million in 2016, $0.3 million in 2015 and $0.3 million in 2014), discussed the matter with Mr. Barocas, and reviewed General Growth’s reported consolidated gross revenues ($2.3 billion in 2016, $2.4 billion in 2015 and $2.5 billion in 2014). As a result, the Board determined that the transactions are immaterial and do not impair Mr. Barocas’ independence. The Board also concluded that Mr. Barocas did not have a direct or indirect material interest in our store leasing transactions with General Growth during 2016. As Mr. Barocas is employed by, and we lease stores from, General Growth, the Board will continue its quarterly reviews of these transactions and the independence of Mr. Barocas.
Majority Vote Policy and Standard
Our Bylaws impose a majority vote standard in uncontested elections of directors and our Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Section 2.14 of our Bylaws provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes properly cast for the nominee’s election exceeds the number of votes properly cast against the nominee’s election. The majority vote policy contained in our Governance Guidelines requires any director nominee who does not receive more votes cast for the nominee’s election than votes cast against the nominee’s election to deliver his or her resignation from the Board to the Corporate Governance and Nominating Committee. Upon its receipt of such resignation, the Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Corporate Governance and Nominating Committee no later than 100 days following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, in making its recommendation, and the Board, in making its decision, will evaluate the resignation in light of the best interests of Stage and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a press release or periodic or current report to the SEC.

Related Person Transactions
The Board, with the assistance of the Audit Committee and the Corporate Governance and Nominating Committee, monitor compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. Our Governance Guidelines, Code of Ethics and human resources policies address governance matters and prohibit, without the consent of the Board or its designee, directors, officers and other employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities. Our Governance Guidelines also prohibit our directors, officers and other employees from entering into any agreement or arrangement with any person or entity or to authorize any transaction which we may be required to disclose to the SEC unless the agreement or arrangement is approved by the Board.
Pursuant to our written Related Person Transaction Policy, the Audit Committee also evaluates “related person transactions,” which we define more stringently than is required under SEC rules. Under our policy, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (1) involving more than $5,000 in which we and any of our directors, executive officers, other employees, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and (2) in which such related person had, has or will have a direct or indirect material interest. Our policy requires our directors, executive officers and other employees to report to the attention of the Chair of the Audit Committee all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute a related person transaction. If the Audit Committee Chair, with the assistance of legal counsel, determines that the transaction constitutes a related person transaction, the Audit Committee Chair or our Chief Legal Officer will notify the other members of the Audit Committee.
Thereafter, the Audit Committee will review the related person transaction, considering all factors and information it deems relevant, and approve or disapprove the transaction in light of what the Committee believes to be the best interests of Stage and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Audit Committee will promptly consider whether to ratify the transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Audit Committee disapproves the transaction, the Audit Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and Stage. We do not intend to engage in related person transactions disapproved by the Audit Committee. Examples of factors and information that the Audit Committee may consider in its evaluation of a related person transaction include: (1) the reasons for entering into the transaction; (2) the terms of the transaction; (3) the benefits of the transaction to us; (4) the comparability of the transaction to similar transactions with unrelated third parties; (5) the materiality of the transaction to each party; (6) the nature of the related person’s interest in the transaction; (7) the potential impact on the independence of an outside director; and (8) the alternatives to the transaction.
In addition, on an annual basis, each director, director nominee and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by our Chief Legal Officer and Controller, and shared with the Board, to identify any potential conflicts of interest or potential related person transactions.
If a related person transaction, as defined under SEC rules, existed, we would disclose the transaction as required. Based on our most recent review conducted in the first quarter of 2017, none of our directors, director nominees, officers or other employees have engaged in any related person transaction requiring disclosure since the beginning of 2016.
Loans to Directors and Executive Officers Prohibited
Our Governance Guidelines also prohibit us from, directly or indirectly, extending or maintaining credit, or arranging for or guaranteeing the extension of credit, in the form of a personal loan to or for any of our directors, executive officers or their immediate family members.
Policy on Poison Pills
The term “poison pill” refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt. The Board has not adopted a poison pill. However, as we are a Nevada corporation, our Articles of Incorporation provide that we have expressly elected to be governed by Chapter 78 of the Nevada Revised Statutes (“NRS”) with respect to the acquisition of a controlling interest in us. NRS 78 provides that a person who seeks to acquire a “controlling interest” (20% or greater) in a Nevada corporation will only obtain such voting rights in the shares acquired (“control shares”) as are granted by a vote of the holders of a majority of our remaining voting power at a special or annual meeting of the shareholders. In addition, NRS 78 provides that we may redeem not less than all of the control shares at the average price of the control shares if the control shares are not granted full voting rights by the shareholders.

Attendance at Board, Committee and Shareholder Meetings
The Board held eight meetings during 2016. During 2016, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). The independent directors meet in regularly scheduled executive sessions of the Board and its committees without employees and non-independent directors present. The Chairman of the Board or committee chair, as applicable, presides at all executive sessions. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters. It is the Board’s policy that each director nominee should be present for the annual meeting of shareholders absent exceptional cause. Each director named in Item 1 attended the 2016 annual meeting of shareholders.
Board’s Role in Risk Oversight
The Board’s role in risk oversight is administered directly and through its standing committees, with each committee’s role more fully described in the “Role of the Board’s Committees” section below. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, the integrity of our financial statements, legal and regulatory compliance, our audit, accounting and financial reporting processes, the qualifications, independence and work of our independent registered public accounting firm, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, policies and practices. The Corporate Governance and Nominating Committee manages risks associated with corporate governance, related person transactions, succession planning, business conduct and ethics, and the performance of the Board, its committees and directors.
While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks through committee reports. The reports are regularly presented to the Board and include discussions of committee agenda topics, including matters involving risk oversight. The Board may also directly consider specific topics, including risks associated with our strategic plan, capital structure and development activities. Members of management who supervise the day-to-day risk management responsibilities periodically provide reports to the Board as a whole and to the committees as requested.
Role of the Board’s Committees
The Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating - that assist and report their activities to the Board. In accordance with the applicable rules of the NYSE and SEC, each committee is organized and operates under a Board-adopted written charter. Each committee and the Corporate Governance and Nominating Committee annually review and assess the adequacy of the charters and recommend changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Pursuant to its respective charter, each committee has the authority to engage, at our expense, advisors as it deems necessary to carry out its duties. The function and authority of each committee are further described below and in each committee’s respective charter. The committee charters are available in the Corporate Governance section of our website (corporate.stage.com/corporate-governance).
The Board and the Corporate Governance and Nominating Committee annually conduct performance evaluations of the Board, each committee and each director. Under the procedures adopted by the Board, each director evaluates the Chairman of the Board, the Board, each committee and each other director. In order to continuously improve the Board governance, the results of the individual director evaluations are communicated to the respective directors and the results of the Chairman, Board and committees’ evaluations are reported to all directors.

Each committee is comprised entirely of independent directors as required by each committee’s charter and applicable SEC and NYSE rules. The following table reflects the current membership of each committee:

Independent Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Mr. Barocas		M	M
Ms. Crowley	M	M
Ms. Ellis	M		C
Mr. Glazer
Mr. Hesterberg		C	M
Ms. Kranc		M	M
Mr. Montgoris	M
Mr. Reasor		M	M
Mr. Scozzafava	C	M
__________

M	Denotes a member of the committee.

C	Denotes the chair of the committee.

Audit Committee
The primary purposes of the Audit Committee are to (1) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent registered public accounting firm, and (d) the performance of our internal audit function and independent registered public accounting firm; and (2) prepare the Audit Committee Report disclosure required by Item 407(d)(3) of Regulation S-K. The Audit Committee was established in accordance with Section 3(a)(58)(A) the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee met 10 times during 2016.
Compensation Committee
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our Chief Executive Officer (“CEO”) and other executive officers. In addition, the Compensation Committee’s key responsibilities include: (1) establishing the goals and objectives for CEO performance, evaluating CEO performance against those goals and objectives and setting CEO compensation based on the evaluation; (2) reviewing the performance of, and setting the compensation for, our other executive officers; (3) reviewing and approving the terms of all compensation plans, policies and programs, including employment and severance agreements, for our CEO and other executive officers; (4) making recommendations to the Board with respect to our incentive compensation and equity-based plans that are subject to Board approval; and (5) reviewing and monitoring our compensation policies and practices in order to avoid risks that are reasonably likely to have a material adverse effect on us. Additional information regarding our executive compensation program, including our processes and procedures for the consideration and determination of executive officer compensation, is described in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee met four times during 2016.
Executive Compensation Consultants
The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants to review our executive officer compensation program. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant retained by the Compensation Committee. We provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant retained by the Compensation Committee.

The Compensation Committee selected and retained Willis Towers Watson as its independent compensation consultant to advise it on general executive compensation matters in 2016. The Compensation Committee also selected and retained Exequity as its independent compensation consultant to provide advice on the development of the 2017 LTIP. The Compensation Committee assessed the independence of Willis Towers Watson and Exequity pursuant to NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson or Exequity from independently representing the Compensation Committee during 2016.
During 2016, we paid Willis Towers Watson $48,205 in connection with the Compensation Committee’s engagement of Willis Towers Watson for executive compensation consulting services. In addition, we paid Willis Towers Watson $7,900 for data and surveys and $135,478 for actuarial retirement services associated with a broad-based defined benefit plan that we sponsor, which covers substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998 (“DB Plan”). The DB Plan was frozen effective June 30, 1998, and none of our named executive officers (as described in the “Executive Compensation” section of this Proxy Statement) are participants in the DB Plan. The fees for services related to the DB Plan were paid to a different line of business within Willis Towers Watson and were not associated with the Willis Towers Watson executive compensation team that provided advice to the Compensation Committee. During 2016, we paid Exequity $6,740 in connection with the Compensation Committee’s engagement of Exequity for consulting services related to the development of the 2017 LTIP.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, during 2016, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during 2016, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or the Compensation Committee.
Corporate Governance and Nominating Committee
The primary purposes of the Corporate Governance and Nominating Committee are to: (1) maintain and review the Governance Guidelines and propose to the Board changes to the Governance Guidelines as corporate governance developments warrant; (2) identify qualified candidates for nomination as directors to the Board who meet the criteria for Board membership approved by the Board; (3) oversee the annual evaluation of the performance of the Board, the committees of the Board, the directors and management; (4) recommend to the Board director nominees for the next annual meeting of shareholders and for each committee of the Board; (5) review, and report to the Board, annually on the status of the CEO succession plan; and (6) evaluate director compensation to ensure that our directors are competitively compensated and recommend any proposed changes in director compensation to the Board for its approval. The Corporate Governance and Nominating Committee met four times during 2016.
Director Qualifications; Identifying and Evaluating Nominees
The Corporate Governance and Nominating Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members and assessing the appropriate balance of skills and qualifications required of directors based on our needs from time to time. At a minimum, director nominees should possess the following skills and qualifications: broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment, and the willingness to devote adequate time to Board duties. The Corporate Governance and Nominating Committee and the Board shall endeavor to have a Board representing a range of experience in business and in other areas that are relevant to our activities with a goal of achieving a Board that, as a whole, provides effective oversight of our management and business through, among other things, diversity (i.e., differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity). The consideration of diversity in identifying director nominees is integrated annually as part of the director nomination process by both the Board and the Corporate Governance and Nominating Committee.
The Corporate Governance and Nominating Committee also considers the current composition of the Board and other relevant factors and attributes that it deems appropriate and important for nominees to make meaningful contributions to the Board and our business, including:

•
Leadership. Directors with experience in significant leadership positions over an extended period, particularly CEO and Chief Operating Officer positions, provide us with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Strategic Planning Experience. Effective strategic planning is critical to our success. Therefore, extensive experience in strategic planning as a result of various executive leadership roles is very important to us.

•
Retail Industry Experience. Experience in the retail industry as executives, directors, consultants, professionals or in other capacities is important to help provide context to our decisions, results and operations, as well as to provide oversight to our management team.

•
Financial Expertise. An understanding of finance and financial reporting processes is important for our directors, as we measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and vigorous auditing are critical to our success. We seek to have at least a majority of the members of our Audit Committee qualify as audit committee financial experts (as defined by NYSE rules) and we expect all of our directors to be financially knowledgeable.

•	Marketing Experience. As a retailer, marketing is critical to our success. Therefore, marketing expertise, both for brick-and-mortar stores and e-commerce, is very important to us.

•
Investor Relations Experience. As a public company, experience in the development, implementation and articulation of corporate strategy, experience with commercial, financial and communications and experience working directly with investment analysts, institutional investors and the broad financial community is valuable to us.

•	Real Estate Experience. As of the end of 2016, we operated nearly 800 stores in 38 states. In light of this significant investment, real estate expertise is important to us.
In identifying and evaluating director nominees, the Corporate Governance and Nominating Committee may implement such processes as it deems appropriate, including retaining a third party to assist in identifying or evaluating potential nominees. Prior to his or her nomination to the Board, each director nominee must (1) be determined by the Corporate Governance and Nominating Committee to meet the minimum qualifications set forth above, (2) have at least one interview with the Corporate Governance and Nominating Committee and with any other director who requests an interview, and (3) complete and sign a comprehensive questionnaire in a form deemed appropriate by the Board.
In identifying potential director candidates, the Corporate Governance and Nominating Committee considers recommendations from our directors, CEO and shareholders. A shareholder wishing to recommend a prospective director nominee to the Board must send written notice to: Corporate Governance and Nominating Committee Chair, Stage Stores, Inc., Attn: Chief Legal Officer and Secretary, 2425 West Loop South, Houston, Texas 77027. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that prospective nominee as a director, the written consent of all parties to be identified in the proxy materials and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board receive. For the 2018 annual meeting of shareholders, recommendations for director nominees must be submitted in writing by December 22, 2017.
In addition to the skills and qualifications described above, the specific factors that the Corporate Governance and Nominating Committee and the Board considered in each current director nominee’s nomination are included with their individual biographies appearing in Item 1 (Election of Directors) above.
Communications with the Board
Shareholders and other interested parties may send written communications to the Board and, if applicable, to the Chairman and other individual directors, by mail or courier to our principal executive office. Under a process approved by the Board for handling correspondence received by us and addressed to independent directors, our corporate secretary will forward all correspondence that we receive to the Board or, if applicable, to the Chairman or other individual director. Communications should be addressed to the Board or applicable director at: Stage Stores, Inc., Attn: Chief Legal Officer and Secretary, 2425 West Loop South, Houston, Texas 77027.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the submission by our employees of concerns regarding questionable accounting or auditing matters. These procedures are incorporated into our Code of Ethics and (1) set forth a statement about our commitment to comply with laws, (2) encourage employees to inform us of conduct amounting to a violation of applicable standards, (3) describe prohibited conduct, (4) set forth compliance procedures that employees may easily use, including making confidential, anonymous complaints, and (5) provide assurances that there will be no retaliation for reporting suspected violations.
We have also established procedures to enable anyone who has a concern regarding non-accounting matters and violations of our Code of Ethics to report that concern through our normal company channels or anonymously. An anonymous ethics hotline is maintained by an independent third party and is available 24 hours a day, seven days per week.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table provides information regarding beneficial ownership of our common shares by each person or entity known by us to be the beneficial owner of more than five percent of our outstanding common shares. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC, and all information is as of December 31, 2016 as reported in such filings, except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Group LLP (1) 280 Congress Street Boston, MA 02210	3,706,968	13.7%
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	2,269,640	8.4%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	1,681,820	6.2%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355	1,368,697	5.0%
__________

(1)
The information is based on the Schedule 13G/A (Amendment No. 14) filed with the SEC on February 9, 2017 by Wellington Management Group LLP reporting on beneficial ownership as of December 30, 2016. According to the filing, the reporting person has shared voting power with respect to 2,861,528 common shares, shared dispositive power with respect to 3,706,968 common shares, and no sole voting power or sole dispositive power over any of our common shares.

(2)
The information is based on the Schedule 13G/A (Amendment No. 8) filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP reporting on beneficial ownership as of December 31, 2016. According to the filing, the reporting person has sole voting power with respect to 2,180,851 common shares, sole dispositive power with respect to 2,269,640 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(3)
The information is based on the Schedule 13G/A (Amendment No. 9) filed with the SEC on February 8, 2017 by BlackRock, Inc. reporting on beneficial ownership as of January 31, 2017. According to the filing, the reporting person has sole voting power with respect to 1,602,121 common shares, sole dispositive power with respect to 1,681,820 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(4)
The information is based on the Schedule 13G/A (Amendment No. 6) filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. reporting on beneficial ownership as of December 31, 2016. According to the filing, the reporting person has sole voting power with respect to 31,736 common shares, sole dispositive power with respect to 1,338,105 common shares, shared dispositive power with respect to 30,592 shares, and no shared voting power over any of our common shares.

Security Ownership of Management
The following table provides information regarding the beneficial ownership of our common shares by each of the current and former officers listed in the Summary Compensation Table, each of our directors, and all of our directors and executive officers as a group. The table also provides information about stock appreciation rights (“SARs”) exercisable within 60 days of the Record Date as well as restricted stock. Unless otherwise indicated by footnote, individuals have sole voting and investment (dispositive) power. All information is as of the Record Date, except that the information is as of January 28, 2017 and December 10, 2016 for former executives Mr. Lawrence and Mr. Parsons, respectively. Other than in the case of Mr. Glazer, as footnoted, none of the shares are pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
	Common Stock	Restricted Stock	SARs Exercisable Within 60 Days	Total
Michael L. Glazer (1)	481,307	416,544	—	897,851	3.2%
Oded Shein	47,084	53,791	15,000	115,875	*
Thorsten I. Weber	13,746	115,187	—	128,933	*
Steven L. Hunter	49,449	57,692	8,850	115,991	*
William E. Gentner	18,886	38,350	—	57,236	*
Steven P. Lawrence	96,211	—	—	96,211	*
Stephen B. Parsons	20,556	—	—	20,556	*
Alan J. Barocas	60,894	17,452	—	78,346	*
Elaine D. Crowley	20,799	17,452	—	38,251	*
Diane M. Ellis	20,690	17,452	—	38,142	*
Earl J. Hesterberg	52,895	17,452	—	70,347	*
Lisa R. Kranc	18,587	17,452	—	36,039	*
William J. Montgoris	86,834	17,452	—	104,286	*
C. Clayton Reasor	21,147	17,452	—	38,599	*
Ralph P. Scozzafava	34,987	17,452	—	52,439	*
All directors and executive officers as a group (19 persons) (2)	1,157,426	918,405	29,750	2,105,581	7.4%
__________

*	Represents less than 1.0% of our outstanding common stock.

(1)	Mr. Glazer holds 121,579 shares of common stock pledged as security in a margin account.

(2)
Includes 3,213 beneficially owned shares of common stock held by the spouse of an executive officer who is not a named executive officer, and for which the executive officer does not have voting rights and disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Directors, executive officers and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2016 with the reporting requirements of Section 16(a) of the Exchange Act, except Mr. Glazer, Mr. Parsons and Russell A. Lundy II, each of whom did not timely report the April 19, 2016 acquisition of our common shares pursuant to the individual’s nonqualified deferred compensation plan account (these transactions were reported on Form 4s dated April 22, 2016).
Stock Ownership by Executive Officers
The Board has adopted stock ownership requirements for all officers at or above the executive vice president level that requires these executives to hold a significant financial stake in our common shares in order to align the long-term interests of our executives with those of our shareholders. Under the ownership requirements, on and after the fifth anniversary of his or her appointment as an executive vice president or higher (“Target Date”), each such officer must have developed and thereafter maintain an ownership position in our common shares with a minimum value (“Target Ownership Level”) as follows:

•	A Target Ownership Level for the CEO having a value equal to three times his or her base salary; and

•	A Target Ownership Level for all executive vice presidents or higher having a value equal to his or her base salary.

For purposes of assessing compliance with the ownership requirements, the value of stock means the greater of the fair market value of our common shares held of record on the date of determination by the executive and his or her spouse, or the value of our common shares at the time of acquisition. In determining whether the executive has achieved his or her Target Ownership Level, the executive may include the value of our common shares owned outright or beneficially and shares held in benefit plans, in any event acquired by him or her (1) in open market purchases, (2) from vested restricted stock awards, (3) from net shares held following the exercise of stock options and SARs, (4) from earned performance shares, and (5) from deferred compensation plan acquisitions. The executive may also include the share value equivalents of gains on vested but unexercised stock options and SARs. Individual and joint holdings of stock with an executive’s spouse shall also be included in measuring achievement of the applicable Target Ownership Level. As of the Record Date, each executive whose tenure dictates that he or she satisfy the Target Ownership Level has done so. In the event of a financial hardship (e.g., illness, tuition, mortgage), an executive, with the prior written consent of the Compensation Committee and subject to certain limitations, may sell our common shares acquired by him or her to satisfy the Target Ownership Level.
Stock Ownership by Directors
The Board also requires non-employee directors to hold a significant financial stake in our common shares in order to align the long-term interests of the directors with those of our shareholders. Each director must develop and maintain an original investment of at least four times the annual Board retainer in effect upon the director’s initial election or appointment to the Board (“Original Investment”). If the annual Board retainer is increased, each director must develop and maintain an additional investment in our common shares equal to four times the increase in the retainer (“Additional Investment”). In determining whether a director has achieved the Original Investment and the Additional Investment, the director may include his or her (1) tax basis in any stock held directly or through a broker (i.e., acquisitions net of dispositions), (2) tax basis in vested restricted stock, (3) tax basis in vested but unexercised in-the-money stock options and SARs, and (4) director fees which the director has designated to be used for the acquisition of restricted stock or deferred stock units under our Non-Employee Director Equity Compensation Plan. Directors have three years from the date of their initial election to the Board to achieve the Original Investment, and three years from the date of an increase in the annual Board retainer to achieve the Additional Investment. As of the Record Date, each director who has served on the Board for at least three years satisfied the stock ownership requirements.
Stock Holding Requirements for Executive Officers and Directors
In order to further align the interests of directors and executives with those of shareholders, the Board also imposes stock holding requirements for all directors and all officers at or above the executive vice president level. Under our stock holding requirements, each director and executive must retain 50% of all net shares received (i.e., those shares received from equity awards at vesting or exercise, after any withholding to satisfy taxes) until his or her applicable stock ownership requirement is achieved. If a director or executive becomes subject to a greater stock ownership requirement (e.g., due to promotion or an increase in the ownership requirement), the greater stock ownership requirement will apply as of its effective date and 50% of all net shares received must be retained until such time that the greater stock ownership requirement is achieved. Once the applicable stock ownership requirement, as described above, is achieved, sufficient shares must be retained by the director or executive to continue meeting the stock ownership requirement until separation from service. Exceptions to the holding requirements may be made at the discretion of the Board or Compensation Committee if compliance would create financial hardship (e.g., illness, tuition or mortgage) or prevent a director or executive from complying with a court order.
Hedging Prohibited
Hedging or monetization transactions may be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Those hedging transactions may permit a person to continue to own our securities without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other shareholders. Therefore, the Board prohibits our directors, officers and other employees from all hedging or monetization transactions involving our commons shares or other securities.
Pledging Prohibited
Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Similarly, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a foreclosure sale or margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, the Board prohibits our directors, officers and other employees from holding our common shares or other securities in a margin account or otherwise pledging our common shares or other securities as collateral for a loan. Exceptions to the prohibition on margin accounts and pledged securities may be made only by the Board and only with respect to our securities pledged on or before April 11, 2014.
As of April 11, 2014, Mr. Glazer, a director since August 2001 and our President and CEO since April 2012, was the beneficial owner of more than 275,000 shares of our common stock, of which approximately 120,000 shares were pledged as security in a margin account (“Pledged Stock”). In view of the undue financial hardship that would result if he is required to sell other longstanding investments as a condition to the immediate release of all of the Pledged Stock from his margin account, the Board granted Mr. Glazer an exception from our anti-pledging policy, but only with respect to the Pledged Stock. The Board does not believe that this exception will undermine the goal of aligning Mr. Glazer’s interests with long-term shareholder interests, or cause a negative impact on our stock price in the event a portion or all of the Pledged Stock is sold to meet a margin call because our stock is actively traded.
ITEM 2: APPROVAL OF THE STAGE STORES 2017 LONG-TERM INCENTIVE PLAN
Based on the recommendation of the Compensation Committee (referred to as the “Committee” for purposes of this Item 2), the Board unanimously adopted, subject to shareholder approval at the Annual Meeting, the 2017 LTIP on March 23, 2017. If our shareholders approve the 2017 LTIP, it will become effective on June 1, 2017, and will replace the Stage Stores, Inc. Second Amended and Restated 2008 Equity Incentive Plan (“2008 Equity Plan”) which will be frozen and no new awards will be granted thereunder. The Board recommends that our shareholders approve the 2017 LTIP.
The 2017 LTIP is an omnibus plan that provides for a variety of types of awards to maintain flexibility. The 2017 LTIP will permit grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”), (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2017 LTIP.
The 2017 LTIP is designed to promote our long-term financial success and business objectives in a manner consistent with our compensation philosophy. The Board believes that by offering our employees long-term equity and qualified performance-based compensation through the 2017 LTIP, we promote the following key objectives of our compensation program:

•	aligning the interests of employees, outside directors and consultants with those of our shareholders through increased participant ownership of our common shares; and

•	attracting, motivating and retaining experienced and highly qualified employees, outside directors and consultants who will contribute to our financial success.
The total number of common shares available for Awards under the 2017 LTIP is equal to the sum of: (1) 1,300,000 newly issued common shares; (2) any of the 65,654 common shares remaining available for issuance under the 2008 Equity Plan as of April 3, 2017 but not subject to previously exercised, vested or paid awards; and (3) any common shares subject to the 2,625,718 outstanding awards as of April 3, 2017 under the 2008 Equity Plan that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares), including, but not limited to, common shares withheld to satisfy taxes related to any such awards that are not stock options or stock appreciation rights (“Share Authorization”). The Board believes that the Share Authorization represents a reasonable amount of potential equity dilution and provides a powerful incentive for employees to increase our value for all of our shareholders.
As of April 3, 2017, there were 65,654 common shares available for grant under the 2008 Equity Plan and 2,625,718 common shares underlying awards outstanding under the 2008 Equity Plan (123,200 of which are underlying SARs, 1,088,723 of which are underlying performance shares, and 1,413,795 of which are underlying restricted stock). As of April 3, 2017: (1) the weighted average exercise price of the 123,200 outstanding SARs under our equity compensation plans (all of which were issued under the 2008 Equity Plan) was $18.53 and the weighted average remaining term was 0.9 years; (2) there were 1,088,723 performance shares outstanding under our equity compensation plans (all of which were issued under the 2008 Equity Plan) and the weighted average remaining term was 1.8 years; and (3) there were 1,495,768 restricted stock awards outstanding under our equity compensation plans (including those issued under previously expired plans) and the weighted average remaining term was 2.5 years. Between April 3, 2017 and June 1, 2017, we do not expect to grant any common shares or other awards that would settle in common shares under the 2008 Equity Plan.
We have made an effort to manage to reasonable levels the annual run rate - that is, the total number of common shares underlying equity-related awards granted in any given fiscal year divided by the weighted-average number of common shares outstanding during that fiscal year. The annual run rate for 2014, 2015 and 2016 was 1.86%, 1.80% and 5.24%, respectively, resulting in a three-year average run rate of 2.97%. It is our intention to continue to manage our run rate over time to reasonable levels while ensuring that our executive compensation program is competitive and motivational.
The 2017 LTIP is designed to meet the requirements for deductibility of executive compensation under Section 162(m) of the IRC (“Section 162(m)”) with respect to Awards under the 2017 LTIP that are intended to qualify as “qualified performance-based compensation” under Section 162(m). In order to meet the Section 162(m) deductibility requirements, the 2017 LTIP imposes limits on the number of common shares underlying Awards that any one participant may receive, as described below in the “Limits on Awards” section of this Item 2.
The 2017 LTIP does not permit the repricing of Awards without the approval of shareholders or the granting of Awards with a reload feature.
The following summary describes the material features of the 2017 LTIP and is qualified in its entirety by reference to the complete text of the 2017 LTIP attached to this Proxy Statement as Annex A.
Administration
Subject to the terms of the 2017 LTIP, the selection of participants in the 2017 LTIP, the level of participation of each participant and the terms and conditions of all Awards will be determined by the Committee. Each member of the Committee will be an “independent director” for purposes of our Governance Guidelines, the Committee’s charter and the NYSE listing requirements; a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and an “outside director” within the meaning of Section 162(m). Currently, the Committee is comprised of six directors, each of whom meets all of these criteria. Consistent with the purpose of the 2017 LTIP, the Committee will have the discretionary authority to (1) interpret the 2017 LTIP, (2) prescribe, amend and rescind rules and regulations relating to the 2017 LTIP, and (3) make all other determinations necessary or advisable for the administration or operation of the 2017 LTIP. The Committee may delegate authority to administer the 2017 LTIP as it deems appropriate, subject to the express limitations set forth in the 2017 LTIP.
Limits on Awards
The Board will reserve a number of common shares for issuance under the 2017 LTIP equal to the Share Authorization. Of this number, no more than 1,232,000 common shares may be issued pursuant to grants of ISOs during the term of the 2017 LTIP. A participant may receive multiple Awards under the 2017 LTIP. Awards shall be limited to the following per participant annual fiscal year amounts:

Award Type	Annual Limit per Participant
Stock Options	750,000 common shares
SARs	750,000 common shares
Restricted Stock	750,000 common shares
Restricted Stock Units	750,000 common shares
Deferred Stock Units	750,000 common shares
Performance Shares, Performance Share Units and Performance Units	750,000 common shares or equivalent value
Cash-Based Awards	Greater of $5,000,000 or the value of 750,000 common shares
Other Stock-Based Awards	750,000 common shares
Dividend and Dividend-Equivalent Rights	$2,000,000
All Award types granted to an Outside Director	200,000 common shares
The common shares available for issuance under the 2017 LTIP will be our authorized but unissued common shares and treasury shares. Subject to the terms of the 2017 LTIP, common shares covered by an Award will only be counted as used to the extent they are actually issued. To the extent that any Award payable in common shares (1) terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such common shares, (2) is settled in cash in lieu of common shares, (3) is withheld to satisfy tax withholding obligations with respect to full value Awards, or (4) is exchanged with the Committee’s permission prior to the issuance of common shares for Awards not involving common shares, the common shares covered thereby may again be made subject to Awards under the 2017 LTIP. However, common shares which are (a) not issued or delivered as a result of the net settlement of a stock option or stock-settled SAR, (b) withheld to satisfy tax withholding obligations on a stock option or SAR, (c) tendered to pay the exercise price of a stock option or the grant price of a SAR, or (d) repurchased on the open market with the proceeds of a stock option exercise will no longer be eligible to be again available for grant under the 2017 LTIP. To the extent permitted by applicable law or stock exchange rule, common shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us shall not be counted against the common shares available for grant pursuant to the 2017 LTIP.

Minimum Vesting Requirements for Awards
Except with respect to a maximum of five percent of the Share Authorization, all Awards granted under the 2017 LTIP shall vest over a period that is not less than one year. However, the Committee may permit acceleration of vesting of Awards in the event of a participant’s death or disability or in the event of a change in control.
Eligibility and Participation
All of our and our affiliates’ employees, outside directors and consultants will be eligible to participate in the 2017 LTIP. As of April 3, 2017, we and our affiliates had approximately 12,000 employees and eight outside directors. We are unable to reasonably estimate the number of consultants who will be eligible to receive awards under the 2017 LTIP. In 2016, approximately 285 employees, eight outside directors and no consultants received equity incentive awards, although these amounts may vary from year to year. From time to time, the Committee will determine who will be granted Awards, the number of shares subject to such grants, and all other terms of Awards.
Types of Awards
The types of Awards that may be issued under the 2017 LTIP are described below.
Stock Options
Stock options granted under the 2017 LTIP may be either NQSOs or ISOs. The exercise price of any stock option granted may not be less than the fair market value of our common shares on the date the stock option is granted. The stock option exercise price is payable (1) in cash, (2) by tendering previously acquired common shares (subject to the satisfaction of the holding period set forth in the 2017 LTIP) having an aggregate fair value at the time of exercise equal to the exercise price, (3) through a broker-assisted cashless exercise, (4) by net exercise, which is the surrender to us of common shares for which the stock option is exercisable in exchange for a distribution of common shares equal to the amount by which the then fair market value of the common shares subject to the exercised stock option exceeds the applicable exercise price, or (5) by any combination of the foregoing.
The Committee determines the terms of each stock option grant at the time of the grant. The Committee specifies at the time each stock option is granted the time or times at which, and in what proportions, the stock option becomes vested and exercisable. No stock option shall be exercisable later than seven years after the grant date. In general, a stock option expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service (except in the case of ISOs which must be exercised within three months after a termination of service, other than due to death or disability).
Stock Appreciation Rights
A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of our common shares on the settlement date over the grant price of the SAR, multiplied by the number of SARs being settled. The grant price of a SAR may not be less than the fair market value of our common shares on the grant date. SARs may be payable in cash, our common shares or a combination of both.
The Committee determines the vesting requirements, the form of payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or the attainment of a specified business performance goal established by the Committee or both. No SAR shall be exercisable later than seven years after the grant date. In general, a SAR expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service.
Restricted Stock
A restricted stock Award represents our common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or the attainment of a specified performance goal established by the Committee.
Subject to the transfer restrictions and vesting requirements of the restricted stock Award, or as otherwise determined by the Committee, the participant has the same rights as our shareholders during the restriction period, including voting and dividend rights, although the Committee may provide that dividends and restricted stock certificates will be held in escrow during the restriction period (and forfeited or distributed depending on whether applicable performance goals or service restrictions have been met). Any stock dividends will be subject to the same restrictions that apply to the restricted stock upon which the stock dividends are issued. Unless the Committee specifies otherwise in the Award agreement, the restricted stock is forfeited if the participant terminates service before the restricted stock vests or if applicable terms and conditions have not been met at the end of the restriction period.

Restricted Stock Units
An Award of restricted stock units provides the participant the right to receive a payment based on the value of our common shares. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. Restricted stock units are payable in cash, with our common shares, or a combination of both, as determined by the Committee.
Participants receiving restricted stock units do not have, with respect to such restricted stock units, any of the rights of a shareholder, including no dividend rights with respect to any restricted stock units granted hereunder unless the Committee provides the participant with dividend-equivalent rights in connection with an Award of restricted stock units. Unless the Committee specifies otherwise in the Award agreement, the restricted stock unit Award is forfeited if the participant terminates service before the restricted stock unit vests or if applicable terms and conditions have not been met at the end of the restriction period.
Deferred Stock Units
An Award of deferred stock units provides the participant the right to defer receipt of all or some portion of his or her annual compensation, annual incentive bonus and/or long-term compensation as permitted by the Committee, and for which the participant will receive a payment based on the value of our common shares. Deferred stock units shall be fully vested and non-forfeitable at all times. Deferred stock units, together with any dividend-equivalent rights credited with respect thereto, may be subject to such requirements, restrictions and conditions to payment as the Committee determines are appropriate. Deferred stock unit Awards are payable in cash, with our common shares, or a combination of both. Participants credited with deferred stock units shall not have, with respect to such deferred stock units, any of the rights of a shareholder of the Company.
Performance Shares, Performance Share Units and Performance Units
An Award of performance shares, performance share units or performance units provides the participant the right to receive our common shares if specified terms and conditions are met. Performance shares are restricted shares that are subject to performance based vesting. Performance share units are restricted stock units that are subject to performance based vesting. Performance units are cash based awards that are subject to performance based vesting. Performance share, performance share unit and performance unit Awards are payable in cash, with our common shares, or a combination of both. Unless the Committee specifies otherwise when the Award is granted, if a participant terminates service for any reason before the performance shares, performance share units or performance units become vested, such Award will be forfeited.
Cash-Based Awards
An Award of cash-based awards provides the participant an opportunity to receive a cash payment. Cash-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. If a participant terminates service before the cash-based award vests, the Award will be forfeited.
Other Stock-Based Awards
An Award of other stock-based awards provides the participant an equity-based or equity-related right, which may provide the participant the right to receive our common shares. Other stock-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. If a participant terminates service for any reason before the other stock-based award vests, the Award will be forfeited.
Performance-Based Awards
Any Awards granted under the 2017 LTIP may be granted in a form that qualifies for the qualified performance-based compensation exception under Section 162(m). Under Section 162(m), the terms of the Award must state, through an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease the amount of compensation payable). As described above in “Limits on Awards,” the 2017 LTIP imposes certain limitations on the number and value of performance-based Awards to covered employees. The payment or vesting of performance-based Awards granted under the 2017 LTIP is based on performance goals established by the Committee. The 2017 LTIP specifies the following performance measures from which the performance goals must be derived:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) before income taxes;

(g)	Income (loss) from continuing operations before income taxes;

(h)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(i)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(j)	Net income (loss);

(k)	Income (loss) before other comprehensive income (loss);

(l)	Comprehensive income (loss);

(m)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(n)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(o)
Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in our filings with the Securities and Exchange Commission or the annual report to shareholders;

(p)	Any of items (c) through (o) on a weighted average common share outstanding basis;

(q)
Either of items (a) or (b) on a basic basis and any of items (c) through (o) on a basic earnings per share basis, as basic earnings per share is defined in FASB ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)
Either of items (a) or (b) on a diluted basis and any of items (c) through (o) on a diluted earnings per share basis, as diluted per share is defined in the FASB ASC 260 - Earnings Per Share including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(s)	Common share price;

(t)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(u)
Percentage increase in comparable sales, whether on an absolute basis or relative to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date (as defined in the 2017 LTIP) or such later date as permitted under the IRC;

(v)	Gross profit (loss) or gross margin (loss) (as the case may be);

(w)	Economic value added;

(x)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue):

(y)	Expense targets;

(z)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment):

(aa)	Productivity ratios;

(bb)	Market share;

(cc)	Customer satisfaction;

(dd)	Working capital targets and change in working capital;

(ee)
Any of items (a) through (dd) with respect to any subsidiary, affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by us whether or not such information is included in our annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(ff)	Any of items (a) through (dd) above may be determined before or after a minority interest’s share as designated by the Committee;

(gg)
Any of items (a) through (dd) above with respect to the period of service to which the performance goal relates whether or not such information is included in our SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(hh)
Total shareholder return ranking position meaning the relative placement of our total shareholder return (as determined in (t) above) compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the IRC; or

(ii)
With respect to items (a), (b), (p), (q) and (r) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by ASC 260 - Earnings Per Share, as amended, revised or superseded.

Effect of Change in Control
Awards under the 2017 LTIP may be subject to special provisions upon the occurrence of a change in control (as defined in the 2017 LTIP). The Committee may provide for Awards to vest and, as applicable, be exercisable or payable in the event of a change in control or in the event of a participant’s termination or separation with, upon or within a specified time period after a change in control. The Committee may, in the event of a change in control, also take one or more of the following actions with respect to outstanding Awards: (1) require participants to surrender outstanding stock options and SARs in exchange for cash or common shares equal to the amount that the fair market value of the common shares subject to those unexercised Awards exceeds the exercise or grant price; (2) determine that outstanding unexercised stock options and SARs shall be assumed, or replaced with comparable stock options or rights, by the surviving entity, and other outstanding Awards that remain in effect after the change in control shall be converted to similar grants of the surviving entity; (3) after giving participants an opportunity to exercise their outstanding stock options and SARs, whether vested or unvested, terminate any or all unexercised stock options and SARs at such time as the Committee deems appropriate; (4) provide that any stock options and SARs outstanding as of the date of the change in control and not then exercisable become fully exercisable to the full extent of the original grant; (5) provide that all remaining restriction periods be accelerated and any remaining restrictions applicable to restricted stock or restricted stock units lapse such that the restricted stock or restricted stock units become fully vested; (6) provide that any performance goal or other condition with respect to any performance units, performance shares and performance share units be deemed to have been satisfied in full, and the common shares or cash subject to such Award be fully distributable; (7) provide that any remaining restrictions, performance goals or other conditions with respect to any deferred stock units lapse and such deferred stock unit be deemed to have been satisfied in full, and the common shares or cash subject to such Award be fully distributable; and (8) provide that any cash-based awards and other stock-based awards outstanding as of the date of the change in control shall vest in full.
Limited Transferability
All Awards or common shares subject to an Award under the 2017 LTIP are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, and Awards are exercisable during the participant’s lifetime only by the participant (or by the participant’s legal representative in the event of the participant’s incapacity).
Adjustments for Corporate Changes
In the event of a reorganization, recapitalization, merger, spin-off, stock split or other specified changes affecting us or our capital structure, the Committee is required to make equitable adjustments that reflect the effects of such changes to the participants. Such adjustments may relate to the number of our common shares available for grant, as well as to other maximum limitations under the 2017 LTIP (e.g., exercise prices and number of Awards), and the number of our common shares or other rights and prices under outstanding Awards.

Term, Amendment and Termination
The 2017 LTIP will have a term of 10 years expiring on June 1, 2027, unless terminated earlier by the Board. Although the Board or the Committee may amend or alter the 2017 LTIP, it may not do so without shareholder approval of any amendment or alteration to the extent shareholder approval is required by law, regulation or stock exchange rule. In addition, any amendment, alteration or termination of the 2017 LTIP or an Award agreement may not adversely affect any outstanding Award to a participant without the consent of that participant other than amendments for the purpose of (1) causing the 2017 LTIP to comply with applicable law, (2) permitting us to receive a tax deduction under applicable law, or (3) avoiding an expense charge to us or our affiliates.
Repricing
The 2017 LTIP does not permit the repricing of Awards without the approval of shareholders or the granting of Awards with a reload feature.
Plan Benefits
Future benefits under the 2017 LTIP are not currently determinable. The Committee has discretionary authority to grant Awards pursuant to the 2017 LTIP which does not contain any provision for automatic grants.
Federal Income Tax Treatment of Awards
The following summary discussion of the United States federal income tax implications of Awards under the 2017 LTIP is based on the provisions of the IRC as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not, among other things, describe state, local or foreign tax consequences and such tax consequences may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions could vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant, vesting or exercise of Awards and the disposition of any acquired common shares.
Incentive Stock Options
ISOs may only be granted to our employees. No taxable ordinary income to the participant or a deduction to us will be realized at the time the ISO is granted or exercised. If the participant holds the common shares received as a result of an exercise of an ISO for at least two years from the grant date and one year from the exercise date, then (1) any gain realized on disposition of the common shares is treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) we are not entitled to a deduction. If the common shares acquired by an exercise of an ISO are disposed of within either of these periods (i.e., a “disqualifying disposition”), then the participant must include in his or her income, as taxable compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the common shares upon exercise of the stock option over the stock option exercise price (or, if less, the excess of the amount realized upon disposition over the stock option exercise price). In such case, we will generally be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the participant’s income as taxable compensation. The participant’s basis in the common shares acquired upon exercise of an ISO is equal to the stock option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.
Non-Qualified Stock Options
A NQSO results in no taxable income to the participant or deduction to us at the time it is granted. A participant exercising a NQSO will, at that time, realize taxable compensation in the amount of the difference between the stock option exercise price and the then-current fair market value of the common shares. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation recognized by the participant.
The participant’s basis in such common shares is equal to the sum of the stock option exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares.
If a participant tenders previously owned common shares in payment of the NQSO exercise price, then, instead of the treatment described above, the following generally will apply: (1) a number of new common shares equal to the number of previously owned common shares tendered will be considered to have been received in a tax-free exchange; (2) the participant’s basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged; (3) the participant will have compensation income equal to the fair market value on the exercise date of the number of new common shares received in excess of such number of exchanged common shares; (4) the participant’s basis in such excess shares will be equal to the amount of such compensation income; and (5) the holding period in such common shares will begin on the exercise date.
Stock Appreciation Rights
Generally, a participant that receives a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in a SAR in cash, the cash will be taxed as ordinary compensation income to the participant at the time it is received. If a participant receives the appreciation inherent in a SAR in common shares, the spread between the then-current fair market value of the common shares and the grant price will be taxed as ordinary compensation income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of a SAR. However, upon the settlement of either form of SAR, we will generally be entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the settlement.
If the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on the holding period of the common shares. Conversely, if the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on the holding period of the common shares.
Restricted Stock
Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2017 LTIP, unless the participant makes a Section 83(b) election described below. A participant who has not made such an election will recognize ordinary compensation income at the time the restrictions on the common shares lapse in an amount equal to the fair market value of the common shares at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common shares on the date the restrictions lapse).
Deferred Stock Units
Generally, a participant who defers compensation into deferred stock units will not recognize income at the time the compensation would otherwise have been paid to the participant. Upon the settlement of the deferred stock unit, the participant will be taxed on the then-current fair market value of the shares or cash paid and we will be entitled to a deduction equal to the amount of ordinary compensation income the participant is required to recognize as a result of the settlement.
Other Awards
The current United States federal income tax consequences of other Awards authorized under the 2017 LTIP are generally in accordance with the following: (1) the fair market value of other stock-based awards is generally subject to ordinary compensation income tax at the time the restrictions lapse, unless the participant elects to accelerate recognition as of the date of grant; and (2) the amount of cash paid (or the fair market value of the common shares issued) to settle restricted stock units, performance shares, performance share units, performance units and cash-based awards is generally subject to ordinary compensation income tax. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary compensation income.
Dividend-Equivalent Rights
Participants may be granted dividend-equivalent rights in connection with any Award other than a stock option or SAR. A participant who receives dividend-equivalent rights with respect to an Award between the grant date and the date the Award is exercised, payable or vests or when the restrictions lapse or expires (as the terms of the Awards dictate) will recognize ordinary compensation income equal to the value of cash or common shares delivered and we will generally be entitled to a corresponding deduction for such dividends.

Section 162(m)
As described above, Section 162(m) generally provides that a company is prohibited from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. To qualify as qualified performance-based compensation, Awards must be granted under the 2017 LTIP by the Committee and satisfy the 2017 LTIP’s limit on the total number of common shares that may be awarded to any one participant during a year. In addition, for Awards other than stock options to qualify as qualified performance-based compensation, the issuance or vesting of the Award, as applicable, must be contingent upon satisfying one or more of the performance measures listed in the 2017 LTIP, as established and certified by the Committee.
Section 83(b)
A participant may elect pursuant to Section 83(b) of the IRC to have compensation income recognized at the grant date of an Award of restricted stock, restricted stock units or performance units and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will generally be entitled to a corresponding tax deduction equal to the value of the Award affected by this election. If the participant who has made an election subsequently forfeits the Award, then the participant will not be entitled to deduct the amount previously recognized as income.
Section 409A
Section 409A of the IRC imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A of the IRC. If the requirements of Section 409A are not complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. Section 409A of the IRC includes a broad definition of nonqualified deferred compensation plans, which includes certain types of equity incentive compensation. It is intended that the Awards granted under the 2017 LTIP will comply with or be exempt from the requirements of Section 409A of the IRC and the treasury regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service).
Market Value
On April 3, 2017, the closing price of the Company’s common shares traded on the NYSE was $2.65 per share.
Equity Compensation Plan Information
The following table summarizes information as of January 28, 2017, the end of fiscal 2016, relating to our: (1) Amended and Restated 2001 Equity Incentive Plan (“2001 Equity Plan”) and our 2008 Equity Plan, under both of which our common shares are authorized for issuance to directors, officers and other key employees in the form of restricted stock, upon the exercise of stock options and SARs, and as the result of the vesting of performance shares; and (2) Amended and Restated 2003 Non-Employee Director Compensation Plan (“2003 Director Plan”), under which our common shares are authorized for issuance to non-employee directors in lieu of all or a portion of their cash compensation if they so elect. The 2001 Equity Plan expired on June 3, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2001 Equity Plan	—	—	—
2008 Equity Plan	177,900	17.69	759,234
2003 Director Plan (3)	—	—	225,000
Total	177,900	17.69	984,234
__________

(1)
Amounts in this column represent SARs outstanding under the 2008 Equity Plan. As of January 28, 2017, we had 126,159 shares of unvested restricted stock outstanding under the 2001 Equity Plan and 1,470,251 shares of unvested restricted stock outstanding under the 2008 Equity Plan. We also had 977,446 unvested performance shares outstanding under the

2008 Equity Plan, which represents the maximum number of common shares that may be earned under the outstanding performance share awards.

(2)
The weighted average remaining contractual life of these outstanding stock options and SARs is 0.8 years. The weighted average remaining contractual life in this column does not take into account unvested performance shares outstanding under the 2008 Equity Plan included in column (a) to the above table.

(3)
Shares granted under the 2003 Director Plan are solely for non-employee directors who elect to receive retainers or fees in restricted stock or deferred stock units in lieu of cash. We do not match or apply a premium to non-employee director compensation received in the form of equity.

See the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement for additional information with respect to security ownership of certain beneficial owners and management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2017 LTIP.
EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with our management. Based on that review and discussion, the Compensation Committee (which we refer to as the “Committee” in the CD&A) recommended to our Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended January 28, 2017.
Members of the Compensation Committee
Earl J. Hesterberg, Chair
Alan J. Barocas
Elaine D. Crowley
Lisa R. Kranc
C. Clayton Reasor
Ralph P. Scozzafava
Compensation Discussion and Analysis
Executive Summary
In this CD&A, we describe the material objectives and principles underlying our compensation policies and decisions as well as the material elements of the compensation of our named executive officers for 2016. For 2016, our “named executive officers” were:

Executive	Title
Michael L. Glazer	President and Chief Executive Officer (“CEO”)
Oded Shein	Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer
Thorsten I. Weber	Executive Vice President, Chief Merchandising Officer
Steven L. Hunter	Executive Vice President, Chief Information Officer
William E. Gentner	Executive Vice President, Chief Marketing Officer
Steven P. Lawrence	Former Chief Merchandising Officer
Stephen B. Parsons	Former Executive Vice President, Chief Human Resources Officer (“CHRO”)
This CD&A should be read in conjunction with the compensation tables following this CD&A.

Overview
Although we took significant actions to support the future success of our business, the conditions that we faced in 2016, including depressed oil prices, a devalued peso and a generally weak environment for the department store retail industry, impacted our business to the extent that we did not meet our aggressive performance targets. Accordingly, no bonuses were paid in 2016 for the second straight year, and the performance shares covering the three-year performance cycle ended with 2016 did not vest.
Business Strategy and Results
Our primary objectives for 2016 were to build upon our strategic initiatives and drive sales productivity in stores and online by delivering an improved customer experience. In particular, our 2016 priorities included:

•	upgrading our e-commerce website design, further expanding our assortments, and adding more convenient shipping options for our customers;

•	adding more updated and contemporary styles to our product mix;

•	using our new assortment planning and size optimization programs to make more localized merchandise offerings;

•	connecting with our customers with personalized content and digital marketing to attract new customers and to maintain loyalty with our existing customer base; and

•	remodeling nearly 90 stores and closing approximately 30 stores that do not meet our sales productivity and profitability standards.
While we did accomplish or make significant strides toward these priorities, macroeconomic challenges facing our industry and business in 2016, including depressed oil prices, a devalued peso and a generally weak environment for the department store retail industry, prevented our financial performance from meeting our expectations. As a result of our performance in 2016 and the emphasis that our executive compensation program places on performance-based compensation, the actual compensation realized by our named executive officers in 2016 was significantly lower than our target and total potential levels. Specifically, we did not achieve our pre-tax earnings thresholds required for our named executive officers to earn an annual performance incentive bonus for 2016, and our total shareholder return (“TSR”) for the 2014 through 2016 performance cycle was below the level required for our named executive officers to earn any of the performance shares they had previously been awarded.
Our financial results and strategic actions for 2016 include the following:
Financial Results

•	Net sales decreased $161.7 million, or 10.1%, to $1.4 billion.

•	We generated $84.3 million in cash from operating activities, a 109.1% increase over 2015.

•	Comparable sales decreased 8.8%.

•	Gross profit decreased $98.4 million, or 24.8%.

•	Pre-tax loss was $63.1 million, compared to pre-tax earnings of $5.6 million for 2015.

•	Diluted loss per common share was $1.40, compared with diluted earnings per common share of $0.12 for 2015.

•	We grew sales penetration of our private label credit card by 290 basis points.

•	We paid cash dividends of $16.7 million, or $0.60 per share.

•
TSR, as calculated under the terms of our performance share awards, was -47.2% for 2016 and -73.2% for the three year period ended January 28, 2017 (see the “Overview of 2016 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards).

Strategic Actions

•
We continued to grow our direct-to-consumer business by enhancing our customer online shopping experience, expanding our online assortments, improving site navigation, adding buy online ship-to-store capabilities, investing in digital marketing and our mobile site, and improving operational efficiency.

•	We updated our product assortment by offering more contemporary fashions and new brands, adding categories within existing brands, and extending existing brands to additional stores.

•	We completed 86 remodels, relocations and expansions in order to continue improving the shopping experience for our customers.

•
We continued our multi-year plan to close underperforming stores, including 37 stores in 2016, following a strategic evaluation of our store portfolio according to increased profitability and our return on investment standards.

•	We leveraged our technology to create more personalized direct mail and email programs, and shifted our marketing activity to be more digitally-focused.

•
We launched a tender-neutral loyalty program, Style Circle Rewards®, which complements our existing private label credit card program and will allow us to better understand our customers’ shopping habits, offer more personalized promotional offers, and provide attractive rewards.

Our 2016 financial performance fell short of our expectations. As a result, our named executive officers did not earn an annual performance incentive bonus for 2016, and shares were not earned under the three-year performance share awards whose performance cycle ended with 2016. We have tied these important components of compensation to our pre-tax earnings, comparable sales and TSR in order to align the interests of our named executive officers with our shareholders and to deliver meaningful portions of executive compensation only when we perform. The relationship between our 2016 performance and realized compensation, as well as the design of our executive compensation program to emphasize shareholder alignment, demonstrates the effectiveness of our program. Accordingly, our Board recommends that shareholders vote FOR the compensation paid to our named executive officers in 2016 at our Annual Meeting (see Item 3 in this Proxy Statement).
Overview of 2016 Executive Compensation
Our executive compensation program demonstrates strong pay-for-performance alignment. We believe our executive compensation program effectively aligns pay and performance by tying the value of annual performance incentive bonus opportunities and long-term incentive equity awards to our financial and sales performance as well as the value of our common shares.
Approximately 75% of target total compensation awarded to Mr. Glazer in 2016 was variable compensation that was tied to our performance and/or the value of our common shares, and approximately 62% of target total compensation awarded to our other named executive officers was variable compensation (see the “Pay-for-Performance” section in this CD&A). We believe that tying a significant majority of each named executive officer’s target total compensation to our performance and the value of our common shares aligns the interests of our named executive officers and our shareholders.
We annually review the total direct compensation (base salary and incentive compensation in the form of an annual bonus opportunity and long-term incentive equity awards) for each named executive officer based on market data, contributions to corporate performance, internal pay equity, and each executive’s performance, expertise, responsibility and experience.
Base Salaries
Our named executive officers’ base salaries were not adjusted for 2016, except that Mr. Weber’s base salary was increased to $510,000 in connection with his promotion to Executive Vice President, Chief Merchandising Officer in September 2016. The Committee reviewed competitive market data, including the base salaries of comparators in our compensation Peer Group (as described later in this CD&A); however, our CEO and other named executive officers recommended to the Committee that it not provide base salary increases in 2016 as a result of corporate performance in 2015. Taking into account the recommendation of our CEO and other named executive officers, the Committee determined that our named executive officers’ base salaries would not be adjusted for 2016 (aside from the mid-year raise in connection with Mr. Weber’s promotion and assumption of greater responsibility).
Annual Performance Incentive Bonuses
The opportunity to earn a performance incentive bonus under the Stage Stores Executive Performance Incentive Bonus Plan (“Bonus Plan”) for 2016 was based on two components. First, a pre-tax earnings performance component was weighted to determine 75% of the amount earned. Second, a relative comparable sales performance component was weighted to determine 25% of the amount earned. The pre-tax earnings component was based on our achievement relative to a target established by the Committee and the other independent directors, after consultation with management, at the beginning of 2016. The comparable sales component was based on the year-over-year change in our comparable sales results in 2016 as compared to the 2016 Performance Group (as described below in “Incentive-Based Compensation Benchmarking; 2016 Performance Group”). “Comparable sales” means sales in stores open for at least 14 full months prior to the applicable reporting period and includes direct-to-consumer sales.

•
Target. For 2016, our pre-tax earnings target was $34.6 million, an increase of $29.0 million, or 517.9%, compared to our 2015 actual pre-tax earnings. The comparable sales target was a 50th percentile ranking among the Performance

Group for 2016 comparable sales. A threshold level of performance must be achieved to earn a bonus under each component, and a maximum level of performance limits the bonus that may be earned under each component.

•
Results. We did not meet the pre-tax earnings thresholds required for our named executive officers to earn an annual performance incentive bonus for 2016. Accordingly, our named executive officers were not paid bonuses for 2016.

Long-Term Equity Incentive Awards
For 2016, the long-term equity incentive awards for our named executive officers consisted of performance shares and restricted stock. Our long-term equity incentive awards are designed to reward sustained, multi-year performance and retain executives for the duration of each award. Performance shares may be earned based on our TSR over a three-year period compared to the Performance Group established at the beginning of that three-year period. For purposes of the performance shares, we measure TSR for our common shares and the publicly-traded shares of the Performance Group companies by comparing the change in the average closing price of the shares during all trading days in our first fiscal month of the performance period to the average closing price of the shares during all trading days in our final fiscal month of the performance period, including the reinvestment of dividends. For the 2014 through 2016 performance cycle, none of the target number of shares were earned. Restricted stock is generally scheduled to vest ratably over a four year period.
Significant Executive Compensation Policies and Practices
Independent Compensation Committee
The Committee is composed entirely of independent directors who oversee our executive compensation program.
Pay-for-Performance
The majority of each named executive officer’s compensation is based on our financial or stock price performance, putting the value of that variable compensation at risk if we and our stock do not perform to targeted levels.
Stock Ownership Requirement
Our named executive officers are required to acquire and maintain a minimum ownership stake in our common shares (see the “Stock Ownership by Executive Officers” section of this Proxy Statement).
Stock Holding Requirement
Our named executive officers are also required to retain 50% of all net shares received until achieving the stock ownership requirement. Once the stock ownership requirement is achieved, sufficient shares must be retained by the named executive officers to continue meeting the stock ownership requirement until separation from service (see the “Stock Holding Requirements for Executive Officers and Directors” section of this Proxy Statement).
Hedging Prohibited
We prohibit hedging or monetization transactions by our directors, named executive officers and other employees with respect to our securities (see the “Hedging Prohibited” section of this Proxy Statement).
Pledging Prohibited
We prohibit our directors, named executive officers and other employees from pledging our securities as collateral for a loan (see the “Pledging Prohibited” section of this Proxy Statement).
No Gross-Up Payments
Our named executive officers are not entitled to gross-up payments as part of their annual and long-term compensation arrangements or with respect to any termination or change in control arrangements. In order to make whole those named executive officers who we recruit and seek to relocate, we may provide a reimbursement of taxes related to certain relocation expenses.
No Repricing
It is the policy of our Board that we will not reprice or swap stock options or SARs without shareholder approval.

Reasonable Perquisites
Our executive compensation program offers perquisites that we believe are reasonable and customary in our industry, and those perquisites comprise only approximately 5% or less of our named executive officers’ total compensation.
Clawback Policy
Our named executive officers are subject to a compensation recovery or “clawback” policy (see the “Compensation Recovery / Clawback Policy” section in this CD&A).
Say-on-Pay Votes
At our 2016 annual meeting of shareholders, 89.8% of the votes cast approved the compensation paid to our named executive officers for 2015. Our pay-for-performance alignment remains strong. Accordingly, our Board recommends that shareholders vote FOR the compensation paid to our named executive officers in 2016 at our Annual Meeting (see Item 3 in this Proxy Statement).
Compensation Objectives and Principles
The objectives of our executive compensation program are to:

•	Enable us to attract, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short-term and long-term business objectives;

•
Maximize our executive officers’ long-term commitment to our success by providing compensation elements that align their interests with the interests of our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	Reward our executive officers upon the achievement of short-term and long-term business objectives and the creation of shareholder value.
The principles of and important processes in our executive compensation program are as follows:

•	Emphasize pay-for-performance and encourage retention of executive officers who improve our performance;

•	Maintain an appropriate balance between base salary and annual and long-term incentive compensation;

•	Link incentive compensation to the achievement of goals set in advance by the Committee;

•	Align the interests of our executive officers with those of our shareholders;

•	Evaluate CEO performance against annual and long-term performance goals on an absolute basis as well as relative to the performance of our Peer Group and Performance Group;

•	Require the achievement of threshold performance levels to earn payouts under annual and long-term performance-based incentives;

•	Convene an executive session (without management) of the Committee at least once annually;

•	Recuse our CEO from deliberations and voting regarding his or her compensation;

•	Consult our CEO, on an advisory basis only, on the compensation awarded to our other named executive officers;

•	Conduct a thorough annual review and analysis of the recent compensation history of each named executive officer and all forms of compensation to which the executive may be entitled; and

•	Make recommendations on named executive officer compensation to the independent directors after the Committee completes a thorough review and analysis.
Key Considerations in Setting Compensation
Based on these objectives and principles, the Committee has structured our executive compensation program to motivate our named executive officers to achieve the business goals set by our Board and to reward them for achieving those goals. The following is a summary of the key considerations that the Committee takes into account in setting the compensation of our named executive officers.

Significance of Overall Corporate Performance
The Committee primarily evaluates our named executive officers’ contributions to our overall performance rather than focusing only on their individual function. The Committee believes that each named executive officer shares the responsibility to support our goals and performance as key members of our leadership team. While this approach influences all of the Committee’s compensation decisions, it has the biggest impact on the long-term incentive awards made annually.
Evaluation of Individual Performance
The Committee does not rely on formulas in determining the amount and mix of each named executive officer’s total direct compensation. Rather, in establishing compensation, the Committee exercises its judgment to evaluate a broad range of both quantitative and qualitative factors, including reliability in achieving financial and growth targets, performance in the context of the economic environment relative to other companies, and possessing the characteristics, such as integrity, good judgment and vision, needed to create further growth and effectively lead others. For long-term incentive awards, the Committee primarily considers a named executive officer’s potential for future successful performance and leadership as part of our executive management team, taking into account past performance as a key indicator. The Committee may also take into account extraordinary, unusual or non-recurring items anticipated or incurred by us that the Committee deems appropriate in determining compensation.
Pay-for-Performance and Alignment with Shareholder Interests
Aligning executive compensation with performance is a key principle of our executive compensation philosophy. Incentive compensation is designed to drive our performance by rewarding executives if we exceed our targeted performance levels. Similarly, if we fail to meet threshold levels of performance, executives will not earn compensation for the applicable award. We believe our executive compensation program effectively implements the pay-for-performance principle by tying the value of bonus opportunities and equity awards to our financial and stock price performance.
The key metrics we currently use to evaluate the performance of our named executive officers are pre-tax earnings, relative comparable sales and relative TSR (as calculated under the terms of our performance share awards). We believe our pre-tax earnings is an important financial measure as it reflects the success of our efforts to increase revenue and control our expenses. Relative comparable sales provides a barometer of our top line performance against our competition. Relative TSR is important to gauge the return delivered to our shareholders in comparison to our competition. In addition, the value of the incentive equity compensation that we award is significantly impacted by the price of our stock.
The following charts show the 2016 variable compensation (i.e., compensation that is impacted by our performance and/or the value of our common shares) for our CEO and other named executive officers as a percentage of their respective target total compensation (base salary, annual performance incentive bonus opportunity at target, grant date fair value of long-term incentive equity awards at target, and other compensation and benefits). As the charts illustrate, 75% of Mr. Glazer’s and 62% of our other current named executive officers’ compensation (applying Mr. Weber’s compensation mix following his promotion in September 2016) was dependent on our financial or stock price performance.

Mix of Compensation Elements
The Committee strives to provide a mix of compensation elements that balances current and long-term compensation as well as cash and equity incentive compensation. Cash payments primarily reward more recent performance while equity awards encourage our named executive officers to continue to deliver long-term results while also serving as a retention tool. The Committee believes that executive compensation should be appropriately weighted on both our long-term and short-term performance.

Use of Tally Sheets
The Committee annually reviews tally sheets that present for each named executive officer all elements of compensation, total annual compensation and total deferred compensation. The Committee also reviews the total benefits to which a named executive officer would be entitled upon various termination events. The Committee uses the tally sheets to ensure that our compensation is reasonable and competitive. The Committee also uses the tally sheets to evaluate if our compensation strategy achieved our goals in the past and to align future executive compensation with our short-term and long-term goals.
Comparative Compensation Data; 2016 Peer Group
In making compensation decisions, the Committee considers executive compensation data from a peer group of publicly-traded retailers listed below (“Peer Group”). The Peer Group, which was developed in connection with Willis Towers Watson and approved by the Committee, provides direct information on a job title match basis (e.g., CEO, CFO, etc.) for key competitors. The companies in the Peer Group generally consist of U.S. based, publicly-traded apparel and accessories retailers with annual sales between one-half and two times our annual sales with which we compete for business and talent. The members of the 2016 Peer Group were:

Abercrombie & Fitch Co.	Genesco Inc.*	The Bon-Ton Stores, Inc.
American Eagle Outfitters, Inc.	New York & Company Inc.	The Buckle, Inc.*
Chico’s FAS, Inc.	Shoe Carnival Inc.*	The Cato Corporation*
DSW Inc.	Stein Mart, Inc.	The Children’s Place, Inc.
Express, Inc.	Tailored Brands, Inc.	Zumiez, Inc.*
Finish Line Inc.*
The Peer Group is reviewed annually and updated as the Committee deems appropriate taking into consideration changes in business conditions, changes in revenues, mergers and acquisitions and other circumstances bearing on the availability of compensation data and/or comparability of other companies. After the annual review, those companies identified above with an asterisk (*) were added to the Peer Group for 2016, replacing the following companies which were determined to no longer be appropriate comparisons: Aeropostale, Inc; Ann Inc.; Ascena Retail Group Inc.; Christopher & Banks Corporation; Pacific Sunwear of California Inc.; and Urban Outfitters Inc. Also note that The Men’s Wearhouse reorganized as a holding company, Tailored Brands, Inc., on February 1, 2016.
In addition to the Peer Group analysis, the Committee considers data from the Willis Towers Watson Compensation Data Bank (CDB) Retail/Wholesale Services Executive Database and the Hay Group Retail Executive and Management Total Remuneration Report. This information from Willis Towers Watson and Hay Group is non-customized compensation data provided by job within the broader retail industry, including retailers with which we compete for executive talent. The Committee consults all three sets of information, because the Willis Towers Watson and Hay Group data includes compensation information on more executives, including executives who are not included in publicly-available documents. The broader comparator group provides a more extensive basis on which to compare the compensation of our named executive officers, particularly those whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the Peer Group.
Incentive-Based Compensation Benchmarking; 2016 Performance Group
To measure our relative performance with respect to comparable sales for the annual performance incentive bonus opportunities and our TSR for performance share awards, our Board and the Committee selected a group of 20 department store and apparel store retailers (“Performance Group”) that generally possess attributes similar to us, including market capitalization, annual sales, merchandise assortments, target customer, geography of store base and size of markets in which they operate. The companies comprising the Performance Group were included in the Dow Jones general retailers sector at the beginning of 2016. However, because the Dow Jones general retailers sector was comprised of more than 70 companies covering a broad range of subsectors within the retail industry, our Board and the Committee decided to include only department store and apparel store retailers from the Dow Jones apparel retailers and broadline retailers subsectors. Due to the fact that the companies within the Dow Jones general retailers sector are changed from time to time by Dow Jones, the companies included at the beginning of 2016 will be maintained as a fixed listing of companies for the duration of the applicable performance period (i.e., one year for performance incentive bonuses and three years for performance share awards).

The Performance Group for 2016 was as follows:

Department Store Group	Apparel Store Group
Dillard’s, Inc.	Abercrombie & Fitch Co.	Guess?, Inc.
J. C. Penney Company, Inc.	American Eagle Outfitters, Inc.	L Brands, Inc.
Kohl’s Corporation	Ascena Retail Group Inc.	Tailored Brands, Inc.
Macy’s, Inc.	Burlington Stores Inc.	The Gap, Inc.
Nordstrom, Inc.	Chico’s FAS, Inc.	The TJX Companies, Inc.
	DSW Inc.	Ross Stores, Inc.
	Foot Locker, Inc.	Urban Outfitters Inc.
Genesco Inc.
Sears Holdings Corporation and Ann Inc. were included in the 2015 Performance Group and were removed from the 2016 Performance Group. Burlington Stores, Inc. was added to the 2016 Performance Group.
Role of Management
The Committee believes that the input of management is important to the overall effectiveness of our executive compensation program. At the invitation of the Committee, our CEO and CHRO regularly attend Committee meetings and provide management’s perspective on compensation issues. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation program for executives and directors.
Our CEO annually reviews and evaluates the performance of the other named executive officers and presents recommendations regarding their compensation to the Committee. The Committee has the discretion to accept, reject or modify these recommendations. Our CEO and management do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other independent directors. All final decisions regarding the named executive officers’ compensation are made by the Committee and the other independent directors in their sole discretion.
Role of Independent Compensation Consultant
The Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2016, the Committee retained independent compensation consultant Willis Towers Watson to provide Peer Group compensation data, financial information from the public filings of those companies, and compensation design recommendations. The Committee also reviewed (as discussed above) non-customized compensation survey data provided by multiple independent compensation consultants.
Compensation Risk Management
Our Board, the Committee and management do not believe that there are any significant risks arising from our compensation policies and practices for our directors and employees that are reasonably likely to have a material adverse effect on us. We believe that our compensation programs are balanced and emphasize pay-for-performance. A significant percentage of compensation is tied to our long-term performance, which we believe provides strong incentives to manage for the long-term, and avoid excessive risk taking in the short-term. Additionally, goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Also, the elements of compensation are balanced between cash payments and equity awards. With limited exceptions, the Committee retains discretion to adjust compensation for quality of performance and adherence to our values. Our Board, the Committee and management monitor our compensation policies and practices on an ongoing basis to determine whether our risk management objectives are being met with respect to rewarding our employees for performance.
Say-on-Pay Vote Results and Response
At our 2016 annual meeting of shareholders, 89.8% of the votes cast approved the compensation paid to our named executive officers for 2015, as disclosed in last year’s Proxy Statement (“Say-on-Pay Vote”). Our Board and the Committee believe that the Say-on-Pay Vote confirmed shareholder support for our executive compensation policies and decisions. Accordingly, our Board and the Committee did not make changes to our executive compensation program as a result of the Say-on-Pay Vote. Although non-binding, our Board and the Committee will continue to consider the results of Say-on-Pay Votes in determining future executive compensation.

Say-on-Frequency Vote Results and Response
At least once every six years, we are required to hold an advisory vote on the frequency of Say-on-Pay Votes (“Say-on-Frequency Votes”). We held our initial Say-on-Frequency Vote at our 2011 annual meeting of shareholders and a majority of the votes were cast in favor of holding annual Say-on-Pay Votes.  In line with the preference of our shareholders, our Board determined that it will include the Say-on-Pay Vote in our proxy materials annually until the next Say-on-Frequency Vote, which will occur at our 2017 Annual Meeting (see Item 4 in this Proxy Statement).
Compensation Recovery / Clawback Policy
Our named executive officers are subject to the compensation recovery or “clawback” policy adopted by our Board. Under the current policy, if our Board determines that a named executive officer (or other officer at or above the executive vice president level) has engaged in fraudulent or intentional misconduct, our Board may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline on the wrongdoers as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a material inaccuracy in our financial statements or performance metrics which affect the executive’s compensation, seeking reimbursement of any portion of any bonus or other incentive-based or equity-based compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
The current clawback policy also provides that if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws of the United States, we will recover from current or former executives who received incentive-based compensation (including any type of equity compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, the excess of what would have been paid to the executive under the accounting restatement. After the NYSE issues a listing standard implementing new SEC rules concerning compensation recovery, we expect to modify our clawback policy as necessary to conform to the listing standard.
No Gross-Up Payments
Our named executive officers are not entitled to gross-up payments as part of their annual and long-term compensation arrangements or with respect to any termination or change in control arrangements. In order to make whole those named executive officers who we recruit and seek to relocate, we may provide a reimbursement of taxes related to certain relocation expenses.
No Repricing
It is the policy of our Board that we will not reprice or swap stock options or SARs without shareholder approval. We have discontinued the use of stock options and SARs except in extraordinary circumstances.
Compensation Elements
We believe that all of the executive compensation elements described below advance the primary purposes of our executive compensation program and the achievement of our short-term and long-term business objectives. Specifically, these compensation elements are designed to promote the following purposes:

•	Base salary, perquisites and other benefits are designed to attract and retain executives over time;

•	Annual performance incentive bonuses are designed to focus executives on the business objectives established by our Board for a particular year;

•
Long-term incentive compensation, which currently consists of performance shares and restricted stock, is designed to focus executives on our long-term success, as reflected in increases to our stock price, growth in our earnings and other elements; and

•
Termination and change in control compensation and benefits are designed to attract and retain executives as we compete for talented employees in a marketplace where such compensation and benefits are customarily provided. Termination compensation and benefits are designed to ease an executive’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The total compensation awarded to each named executive officer, as well as each element of compensation, is intended to foster our pay-for-performance philosophy and provide a competitive compensation package as compared to executives in similar positions at our competitors. Although the Committee does not have any specific formula for establishing the amount and mix of base salary and variable compensation, it does reference the Peer Group and additional comparative compensation data discussed above as a market check in making these determinations. The Committee also considers factors relating to each named executive officer’s individual position, performance versus objectives, professional history and experience, relevant skill set, scope of duties, and the internal relationship of pay across all executive positions as it establishes compensation.
Base Salary
The Committee believes a competitive base salary serves an important role in attracting and retaining executive talent. Base salary is not intended to represent the primary method of rewarding performance. After receiving input from our CEO regarding the performance of the other named executive officers, the Committee uses its judgment regarding individual performance, market competitiveness, internal pay equity, length of service, job responsibilities and other factors to determine the appropriate base salary for each named executive officer.
Annual Performance Incentive Bonus
The Committee annually establishes a performance incentive bonus opportunity for our named executive officers. The amount of the annual performance incentive bonus earned by our named executive officers for 2016 was subject to our achievement of two performance components: (1) pre-tax earnings from continuing operations (constituting 75% of the opportunity) and (2) comparable sales relative to the Performance Group (constituting 25% of the opportunity). Annual performance incentive bonus targets are expressed as a percentage of base salary, with the target percentage increasing with job scope and responsibility.
At the beginning of each year, the Committee evaluates our annual operating plan to determine if pre-tax earnings and comparable sales remain appropriate for measuring the achievement of our objectives and to motivate our executives. Based on discussions with our CEO, CHRO, CFO and independent compensation consultant, the Committee recommends, and our independent directors approve, a matrix of financial parameters establishing the threshold (minimum), target and maximum performance levels for pre-tax earnings and comparable sales at a time when achievement of those objectives is substantially uncertain.
Following the completion of each year and prior to paying any performance incentive bonuses, the Committee and our Audit Committee review our financial results for the completed performance period (i.e., fiscal year), and the Committee certifies the calculation of bonus amounts and reports the results and calculations to our Board.
For additional information on the performance incentive bonuses for 2016, see the “Executive Compensation for 2016” section of this CD&A.
Long-Term Incentive Compensation
The Committee believes that long-term incentive compensation is critical for aligning executive compensation with the creation of shareholder value. At its spring meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and the Committee’s independent compensation consultant regarding long-term incentive design. The Committee, with the approval of our other independent directors, has historically made grants of equity awards each year. For 2016, long-term incentive compensation awards made to our named executive officers were in the form of performance shares and restricted stock granted under the 2008 Equity Plan. We have discontinued the use of stock options and SARs except in extraordinary circumstances.
The Committee believes that the use of multiple equity vehicles balances the equity-driven growth and performance aspects of performance shares with the retention aspects of restricted stock. The grant date for annual equity awards is the date on which our Board approves the awards. From time to time, our Board will consider making grants under other special circumstances, such as when recruiting new executive talent, upon the promotion of an executive and to retain key individuals. All grants other than the annual grants are effective as of the date of the event (e.g., the new hire or promotion date).
Restricted Stock
Restricted stock is common stock that includes vesting restrictions tied to continued employment. Restricted stock provides our named executive officers with the opportunity to earn full value shares of our common stock. The Committee views restricted stock as an excellent mechanism to align executive interests with those of shareholders by supporting increased share ownership for key executives. Restricted stock is also an effective retention tool based on the vesting schedule which occurs over a period of several years. Restricted stock grants may either vest all at once at the end of a specified period or in increments over a specified period. Generally, the Committee awards restricted stock with a four year pro rata vesting schedule (i.e., 25% per year), and the recipient has the rights of a shareholder, including the right to vote and receive dividends, with respect to restricted stock that has not vested. If the executive’s employment is terminated before vesting for any reason other than death, disability or retirement, the unvested portion of the restricted stock award will be forfeited. If the executive dies, becomes disabled or retires, or a change in control occurs, the restricted stock award will fully vest.
Performance Shares
Performance shares also provide our named executive officers with the opportunity to earn full value shares of our stock. The Committee views performance shares as a critical link between executive compensation and the creation of shareholder value. The number of performance shares that vest, if any, is determined by our TSR over a three-year performance cycle relative to the Performance Group established at the beginning of the year in which the performance shares are awarded (see the “Overview of 2016 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards). If the executive’s employment is terminated before the end of the performance cycle for any reason other than death, disability or retirement, the performance share award is forfeited. If the executive dies, becomes disabled or retires during the performance cycle, the executive will receive the target number of performance shares awarded. In the event of a change in control, the target number of performance shares awarded will vest.
Stock Appreciation Rights
The use of SARs was discontinued in 2012 except in extraordinary circumstances. Two of our named executive officers hold SARs granted prior to 2012.
SARs allow the executive to benefit from any appreciation in our stock price from the grant date through the exercise date. Upon exercise, the executive receives an amount of our common shares equal to the increase in our stock price between the grant date and the exercise date. SARs may not be settled in cash or granted at less than 100% of the fair market value of our common stock on the grant date.
All outstanding SARs have vested. SARs have a seven-year term. Any SARs not exercised within the applicable term will be forfeited. If an executive dies, the executive’s estate will have one year from the date of death to exercise all SARs. If an executive becomes disabled or retires, the executive will generally have one year from the date of termination to exercise all SARs. Upon the termination of an executive’s employment for any reason other than death, disability or retirement, the executive will have 60 days from the date of termination to exercise all SARs.
Benefits and Perquisites
We provide limited benefits and perquisites to our named executive officers because of the value our named executive officers place on these benefits. The perquisites and other benefits we provide to our named executive officers are summarized below in the Summary Compensation Table, the Nonqualified Deferred Compensation table and related footnotes. In addition, we provide our named executive officers with core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance and long-term disability coverage) as well as a supplemental executive medical plan. The supplemental executive medical plan is an insured plan which reimburses officers at the executive vice president level and above for out-of-pocket medical and dental expenses not covered by the primary medical plan.
For 2016, the Compensation Committee and the other independent directors authorized Mr. Glazer to use corporate aircraft for up to 40 hours of non-business flights. During 2016, Mr. Glazer used corporate aircraft for one hour of non-business flights. Given the delays associated with early check-in requirements, security clearances, baggage claim and the need for additional time to avoid missing a flight due to possible delays at any point in the process, commercial travel has become inefficient. Accordingly, making the aircraft available to Mr. Glazer allowed him to efficiently and securely conduct business during both business and non-business flights and to maximize his availability to conduct business before and after his flights. In approving this benefit, the Compensation Committee and other independent directors considered Mr. Glazer’s travel schedule, which, whether primarily for business or non-business purposes, frequently included a business element. We also believe that the value of this benefit to Mr. Glazer, in terms of convenience and time savings, exceeded the aggregate incremental cost that we incurred to make the aircraft available to him and, therefore, was an efficient form of compensation for him. We reported imputed income for income tax purposes for the value of Mr. Glazer’s non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the IRC. We did not reimburse or otherwise gross-up Mr. Glazer for any income tax obligation attributed to his non-business use of corporate aircraft.
Retirement Plans
We do not provide a qualified retirement program for our named executive officers; however, participation in our Nonqualified Deferred Compensation Plan (Senior Executives) (“DC Plan”) is available to our named executive officers. For additional information, see the “Nonqualified Deferred Compensation in 2016” and “Retirement Plans” sections following this CD&A.

Termination and Change in Control Arrangements
Pursuant to their employment agreements, our currently employed named executive officers are entitled to compensation and other benefits if their employment terminates or if there is a change in control, as described in the “Potential Payments upon Termination or Change in Control” section following this CD&A. Termination and change in control compensation and other benefits are established at the time a named executive officer signs an employment agreement. In exchange for the benefits provided to the named executive officers in their respective employment agreements, we receive a post-termination release of claims and various restrictive covenants in our favor (e.g., non-competition, non-solicitation and continuing cooperation).
Termination
Our named executive officers are entitled to compensation and other benefits in an amount the Committee believes is appropriate, taking into account the time it is expected to take a terminated executive to find another job. Compensation and other benefits upon termination are intended to ease the consequences to an executive of an unexpected termination of employment. The employment agreements also benefit us by imposing restrictive covenants on the named executive officers that continue for a period of time following termination.
Change in Control
The Committee and our Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored, threatened or actual change in control. To that end, the Committee and our Board believe that including reasonable change in control provisions in our named executive officers’ employment agreements protect shareholder interests by enhancing executive focus during rumored or actual change in control activity through (1) incentives to remain with us despite uncertainties while a transaction is under consideration or pending and (2) assurances of severance and other benefits in the event of termination.
To reduce the potential distraction due to personal uncertainties and risks that inevitably arise when a change in control is rumored, threatened or pending, the Committee and our Board have provided our named executive officers with what the Committee and our Board determined to be reasonable competitive change in control compensation and benefit provisions in their employment agreements. The employment agreements of our named executive officers provide for specific enhanced payments and benefits in the event of a change in control.
Double Trigger
The enhanced termination benefits payable under the named executive officers’ employment agreements in connection with a change in control require a “double trigger” which means the named executive officer will only be eligible to receive change in control compensation and benefits pursuant to the employment agreement (1) if a change in control occurs and (2) during the period beginning six months before the change in control and ending 24 months after the change in control, (a) the executive’s employment agreement is terminated by us or our successor without good cause, or (b) the executive’s employment agreement is terminated by the executive with good reason. A double trigger was selected to enhance the likelihood that the named executive officers will remain with us after a change in control, since the executives will not receive the change in control compensation payments and benefits following a voluntary resignation after the change in control. Thus, the executives are protected from actual or constructive dismissal for 24 months after a change in control, while any new controlling party or group is better able to retain the services of a key asset.
Employment Agreements
We are a party to three-year, automatically renewable employment agreements with each of our currently employed named executive officers. The employment agreements provide for a base salary and an annual performance incentive bonus opportunity.  The employment agreements also provide for perquisites such as an automobile allowance, a financial planning allowance and participation in all other bonus and benefit plans available to our executive officers. Provisions of the employment agreements related to termination and change in control are discussed in the “Potential Payments Upon Termination or Change In Control” section following this CD&A.
Executive Compensation for 2016
Considerations
At its March 2016 meeting, the Committee reviewed the market data and analyses provided by its independent compensation consultant and determined that our overall compensation program was generally competitive and consistent with the Committee’s compensation objectives. In determining 2016 compensation for our named executive officers, the Committee considered many factors, including:

•	Our performance in 2015, including with respect to revenues, earnings and expense control;

•	Assessments of the executive’s individual performance and leadership in 2015, and the potential for future contributions to our business and operations;

•	Achievement of long-term strategic and short-term business goals;

•
The nature and scope of the executive’s responsibilities and his effectiveness in leading our initiatives to successfully increase customer satisfaction, enhance our growth and ensure compliance with our policies;

•	Desired competitive positioning of compensation;

•	Retention needs;

•	The compensation practices of our Peer Group; and

•	The performance of our Performance Group.
The Committee places particular focus on aligning executive compensation with corporate and individual performance. Despite individual achievements and advances toward our strategic objectives in 2015, our corporate performance did not meet our expectations. In evaluating 2015 performance, the Committee and the other independent directors recognized our named executive officers’ achievements as well as the challenging economic and market conditions, but, after taking into account the recommendation of our CEO and other named executive officers to forgo base salary increases, the Committee determined that our named executive officers’ base salaries would not be adjusted for 2016. Notwithstanding the challenges of 2015, the Committee sought to continue advancing our compensation objectives and principles, particularly to motivate our executives and foster a pay-for-performance culture, and set objectives for the performance incentive bonus opportunity and long-term equity incentive awards that were deemed aggressive yet achievable.
CEO 2015 Performance
In addition to the considerations discussed above, the following 2015 corporate and individual performance matters were most significant in determining 2016 compensation for Mr. Glazer. These items were considered important to achieve our objectives to improve our financial performance, promote corporate efficiencies and grow our business.

•	Comparable sales and profitability results were below our objectives;

•	Direct-to consumer sales continued to grow;

•
We completed approximately 122 store remodels, relocations and expansions, and we closed 23 unproductive stores as part of a multi-year plan to close stores that we believed do not have the potential to meet our sales productivity and profitability standards;

•	Our 2015 shrinkage results were less favorable than targeted; and

•	We achieved meaningful growth in our private label credit card, including increasing sales penetration, and piloted the launch of a new customer loyalty program.
Other NEOs 2015 Performance
Mr. Shein
As CFO, Mr. Shein’s responsibilities were to oversee our finance functions, which include accounting, tax, treasury, financial planning and analysis, investor relations and our private label credit card program. He was instrumental in our fiscal management. His financial expertise and efforts to expand our private label credit card program have added significant value to our business.
Mr. Weber
Prior to his appointment as our Chief Merchandising Officer in September 2016, Mr. Weber had served as our Senior Vice President, Planning and Allocation since July 2013. During 2015, Mr. Weber’s responsibilities were to manage our merchandise planning and allocation functions. He was instrumental in improving localization of our merchandise assortments and developing a better flow of new merchandise to our stores and website. With his promotion to Chief Merchandising Officer in September 2016, Mr. Weber assumed responsibility for all of our merchandising strategies.
Mr. Hunter
As Chief Information Officer, Mr. Hunter’s responsibilities were to oversee our information technology, systems, information security, supply chain, ancillary sales, e-commerce platform and customer service functions. He made significant contributions to our earnings, and his expertise has been important to us.

Mr. Gentner
As Chief Marketing Officer, Mr. Gentner’s responsibilities were to oversee all of our advertising and marketing functions. He made significant contributions to our brand positioning, customer loyalty, targeted advertising and media mix optimization efforts. In September 2016, Mr. Gentner assumed responsibility for our omni-channel business.
Mr. Lawrence
Until September 2016, Mr. Lawrence served as our Chief Merchandising Officer, with responsibility for the oversight of our merchandising strategies, including our omni-channel business. He was instrumental in bringing new brands into our stores that our customers desired.
Mr. Parsons
Until December 2016, Mr. Parsons served as our CHRO, with responsibility for the oversight of our human resources function. He played a key role in leading the development of our core values, attracting and retaining key talent and training our associates.
Base Salaries for 2016
The named executive officers’ base salaries were not adjusted for 2016, except that Mr. Weber’s base salary was increased in September 2016 to $510,000 in connection with his promotion to Executive Vice President, Chief Merchandising Officer. The Committee reviewed competitive market data, including the base salaries of comparators in our compensation Peer Group; however, our CEO and other named executive officers recommended to the Committee that it not provide base salary increases as a result of corporate performance in 2015. Taking into account the recommendation of our CEO and other named executive officers, the Committee determined that our named executive officers’ base salaries would not be adjusted for 2016 (aside from the mid-year raise in connection with Mr. Weber’s promotion and assumption of greater responsibility).
Annual Performance Incentive Bonuses for 2016
At its March 2016 meeting, the Committee recommended, and the independent directors approved, the components for the 2016 performance incentive bonus opportunity for our named executive officers. A bonus could be earned based on our (1) pre-tax earnings from continuing operations (constituting 75% of the opportunity) and (2) comparable sales relative to the Performance Group (constituting 25% of the opportunity). The Committee and the other independent directors selected these financial measures because they believe the measures are strong indicators of our operating results and financial condition.
In light of our 2015 performance and the challenging environment anticipated for department store retailers in 2016, the Committee set the pre-tax earnings target at $34.6 million for 2016 to align the bonus target with our operating plan and provide a realistic target. Actual bonus payments, if any, are prorated for results between threshold and maximum levels, and in order to earn any portion of the comparable sales component, we must achieve 75% of the pre-tax earnings target. The Committee and other independent directors believe the targeted performance levels provided challenging, but reasonable, levels of performance that were appropriate in light of our projected corporate operating plan for 2016, and our objective to promote sustained profitability while providing objectives that motivate our executives.
In order to calculate the results under the annual performance incentive awards, we first calculate each component consistent with the accounting principles generally accepted in the United States of America. We then make an adjustment to remove the effect of unusual or non-recurring events, transactions and accruals set forth in the Bonus Plan and approved by the Committee early in each fiscal year when the performance incentive bonus opportunities are established. The adjustments may have the net effect of increasing or decreasing the pre-tax earnings and comparable sales results. The Committee may also exercise negative discretion to cancel or decrease the annual performance incentive awards earned (but not increase an annual performance incentive award for a covered employee, as that term is used within Section 162(m) of the IRC). Accordingly, the pre-tax earnings and comparable sales amounts resulting from the adjustments may differ from the amounts reflected in our reports filed with the SEC and other public disclosures.

The following table shows the threshold, target and maximum payout percentages and performance goals established for each component of the 2016 performance incentive bonus opportunity:

	Pre-Tax Earnings		Comparable Sales
	Performance Goal	Payout as (%) of Target	Performance Goal (Relative Percentile)	Payout as (%) of Target
Threshold	$28.6 million	Up to 10	25th	25
Target	$34.6 million	100	50th	100
Maximum	$43.5 million	200	75th	200
The following table shows the: (1) threshold, target and maximum amounts of the 2016 performance incentive bonus that were attainable, both as a percentage of the named executive officer’s annual base salary and as a dollar amount, based on the extent to which we achieve the pre-tax earnings and comparable sales components set forth above; and (2) total actual performance incentive bonus payments earned based on our 2016 performance of (a) $40.1 million of pre-tax loss, calculated as noted above (i.e., 0% of the total bonus target earned), and (b) comparable sales at the 4.8th percentile of the 2016 Performance Group (i.e., 0% of the bonus target earned):

Executive	Threshold		Target		Maximum		2016 Bonus Earned
	% of Salary	Potential Payout ($)	% of Salary	Potential Payout ($)	% of Salary	Potential Payout ($)	% of Salary	Actual Payout ($)
Mr. Glazer	13.75	137,500	100.0	1,000,000	200.0	2,000,000	—	—
Mr. Shein	8.25	33,990	60.0	247,200	120.0	494,400	—	—
Mr. Weber	7.83	36,771	56.9	267,423	113.9	534,846	—	—
Mr. Hunter	8.25	38,775	60.0	282,000	120.0	564,000	—	—
Mr. Gentner	8.25	31,020	60.0	225,600	120.0	451,200	—	—
Mr. Lawrence	10.31	67,794	75.0	493,050	150.0	986,100	—	—
Mr. Parsons	8.25	36,052	60.0	262,200	120.0	524,400	—	—
Long-Term Equity Incentive Awards for 2016
At its March 2016 meeting, the Committee (1) reviewed the final TSR results for the three-year performance cycle (i.e., 2013 through 2015) for the 2013 performance shares, (2) discussed the attainment level based on our TSR results versus our 2013 Performance Group, (3) reviewed the current standing and attainment levels for 2014 and 2015 performance shares based on the TSR of the Performance Groups established at the beginning of those years, (4) discussed individual long-term incentive grants for senior executives recommended by management, (5) reviewed estimated shares needed for 2016 awards, and (6) reviewed shares available for future grants. To determine the size of each equity award, the Committee reviewed market data, prior years’ long-term equity incentive decisions, the performance and potential of our named executive officers and recommendations from the Committee’s independent compensation consultant.
Based upon the recommendation of the Committee and the approval of the other independent directors, the following long-term equity incentive awards were granted to our named executive officers in 2016 in consideration of their 2015 performance and in recognition of the critical roles they play in our future success and long-term growth:

Executive	Target Performance Shares (#)(1)	Restricted Stock (#)(2)
Mr. Glazer	121,447	182,171
Mr. Shein	25,840	38,760
Mr. Weber	11,628	113,488
Mr. Hunter	25,840	38,760
Mr. Gentner	20,672	31,008
Mr. Lawrence (3)	90,439	135,659
Mr. Parsons (4)	25,840	38,760
_________

(1)
The vesting of the performance shares depends on our TSR over the three-year performance cycle compared to the Performance Group established at the beginning of 2016 (see the “Overview of 2016 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards). The performance cycle began on the first day of 2016 (January 31, 2016) and ends on the last day of 2018 (February 2, 2019).  The number of shares reflected in the table above is the number of shares of our common stock each named executive officer will earn and receive if our TSR for the performance cycle is at the 50th percentile of the 2016 Performance Group. On a sliding scale, the performance shares earned can vary as follows:

Percentile Ranking in Performance Group	Performance Shares Earned as (%) of Target
≥90.5%	200.0%
85.7%	189.3%
81.0%	177.4%
76.2%	165.5%
71.4%	153.6%
66.7%	141.7%
61.9%	129.8%
57.1%	117.9%
52.4%	106.0%
47.6%	92.9%
42.9%	78.6%
38.1%	64.3%
33.3%	50.0%
28.6%	35.7%
< 28.6%	0
(2) The restricted stock will vest on a pro rata basis over four years (i.e., 25% per year), and the recipient has the rights of a shareholder, including the right to vote and receive dividends, with respect to restricted stock that has not vested.

(3)	Mr. Lawrence’s awards were forfeited in their entirety upon his separation from service in September 2016.

(4)	Mr. Parson’s awards were forfeited in their entirety upon his separation from service in December 2016.
Executive Compensation for 2017
At its March 2017 meeting, the Committee reviewed (1) our performance in 2016, (2) each named executive officer’s performance in 2016, (3) comparative compensation information regarding our Peer Group and additional survey data provided by the Committee’s independent compensation consultant, (4) the importance that each named executive officer plays in our future success and long-term growth, (5) the need to create an incentive for future performance, (6) tally sheets reflecting all elements of compensation, total annual compensation and total deferred compensation for each named executive officer and (7) internal pay equity.
As a result of that review and discussion with our other independent directors, the Committee and our other independent directors approved the following 2017 compensation for our named executive officers:

Executive	2017 Base Salary ($) (1)	2017 Target Performance Bonus Opportunity (as Pct. of Salary) (%) (2)	Performance Share Units (#) (3)	Restricted Stock / Restricted Stock Units (#) (4)
Mr. Glazer	1,000,000	100.0	240,000	226,259
Mr. Shein	412,000	60.0	50,000	75,000
Mr. Weber	510,000	70.0	100,000	150,000
Mr. Hunter	470,000	60.0	50,000	75,000
Mr. Gentner	376,000	60.0	40,000	60,000
_________

(1)	The named executive officers’ base salaries were not adjusted for 2017.

(2)
The percentage of base salary for a threshold performance incentive bonus opportunity is 13.75% of the target reflected in the above table for each named executive officer. The percentage of base salary for a maximum performance incentive bonus opportunity is double the target reflected in the above table for each named executive officer.

(3)
The vesting of the performance share units depends on our TSR over the three-year performance cycle compared to the Performance Group established at the beginning of 2017. The performance cycle began on the first day of 2017 (January 29, 2017) and ends on the last day of 2019 (February 1, 2020).  The number of units reflected in the table above equates to the number of shares of our common stock each named executive officer will earn and receive if our TSR for the performance cycle is at the 50th percentile of the 2017 Performance Group.

(4)
Mr. Glazer received an award of restricted stock, and the other named executive officers received an award of restricted stock units. In all cases, the award will vest on a pro rata basis over four years (i.e., 25% per year), subject to continuous employment with us. The restricted stock units may settle only in cash. A recipient of restricted stock has the rights of a shareholder, including the right to vote and receive dividends, with respect to restricted stock that has not vested. A recipient of restricted stock units does not have the rights of a shareholder, but is entitled to a dividend equivalent payment equal to any cash dividends paid by us while the recipient holds unvested restricted stock units.

Executive Compensation Program Administration
The Committee administers the base salary, annual performance incentive bonus, long-term incentive and other compensation programs for our named executive officers and other executive officers. The Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Although the compensation committees of some companies make all compensation decisions with respect to their named executive officers, we believe it is consistent with best practices in corporate governance to reach a consensus among all independent directors when establishing executive compensation. Accordingly, while the Committee takes the lead in formulating executive compensation, it also seeks the approval of our other independent directors to provide an additional check on the appropriateness of the compensation awarded.
Tax and Accounting Considerations
IRC Section 162(m) (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based compensation” (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders). The Committee’s policy is to design compensation programs that further our compensation objectives and the interests of our shareholders and that generally preserve the tax deductibility of compensation expenses.
Performance incentive bonuses paid to executive officers and awards granted under our equity incentive plans, other than restricted stock awards, are designed to constitute qualified performance-based compensation for purposes of Section 162(m). The Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, if the amount of base salary, plus the value of any restricted stock awards vesting in the same year, for a named executive officer exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.
The Committee considered (1) the impact of the $1 million limit on the deductibility of non-qualified performance based compensation imposed by Section 162(m), (2) the accounting treatment of various types of equity-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and (3) the non-deductibility of excess parachute tax payments under IRC Section 280G (and the related excise tax imposed on covered employees under IRC Section 4999) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our named executive officers. These included the special rules applicable to nonqualified deferred compensation arrangements under IRC Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strives to compensate our named executive officers in a manner that produces favorable tax and accounting treatment, its main objective is to develop fair, equitable and competitive compensation arrangements that appropriately motivate, reward and retain those executives.

Summary Compensation Table for 2016
The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years, except where an officer did not serve as a named executive officer in a reported fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael L. Glazer President and Chief Executive Officer	2016	1,000,000	—	2,465,378	—	167,912	3,633,290
	2015	995,231	—	2,824,427	—	232,208	4,051,866
	2014	966,077	—	2,736,628	600,780	159,670	4,463,155

Oded Shein Executive Vice President, Chief Financial Officer and Treasurer	2016	412,000	—	524,552	—	79,205	1,015,757
	2015	410,155	—	908,982	—	75,576	1,394,713
	2014	395,360	—	497,578	124,003	75,140	1,092,081

Thorsten I. Weber Executive Vice President, Chief Merchandising Officer	2016	466,808	—	746,053	—	63,982	1,276,843

Steven L. Hunter Executive Vice President, Chief Information Officer	2016	470,000	—	524,552	—	79,074	1,073,626
	2015	464,385	—	639,044	—	83,787	1,187,216
	2014	432,193	—	671,123	134,385	71,800	1,309,501

William E. Gentner Executive Vice President, Chief Marketing Officer	2016	376,000	—	419,642	—	83,722	879,364

Steven P. Lawrence Former Chief Merchandising Officer	2016	444,621	—	1,835,916	—	88,503	2,369,040
	2015	653,554	—	1,941,816	—	141,359	2,736,729
	2014	630,493	—	1,865,876	274,462	107,782	2,878,613

Stephen B. Parsons Former Executive Vice President, Chief Human Resources Officer (4)	2016	378,173	—	524,552	—	74,761	977,486
	2015	435,154	—	588,421	—	84,322	1,107,897
	2014	326,923	25,000	398,600	131,750	313,001	1,195,274
_____

(1)
The amounts in this column reflect the grant date fair value for performance shares and restricted stock for the named executive officers with respect to the fiscal year in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the named executive officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. Further information regarding the 2016 awards is included in the Grants of Plan-Based Awards table and the Outstanding Awards at Fiscal Year-End table later in this Proxy Statement. The grant date fair value of the performance shares awarded in 2016 and reflected in this column is the payout based on the probable outcome of the performance criteria, determined as of the grant date. The maximum potential achievement for the 2016 performance shares would be 200% of the target number of shares awarded and the grant date fair value if the highest level of performance is attained would be as follows: Mr. Glazer ($2,110,749), Mr. Shein ($449,099), Mr. Weber ($202,095), Mr. Hunter ($449,099), Mr. Gentner ($359,279), Mr. Lawrence ($1,571,830), and Mr. Parsons ($449,099). The grant date fair value of the restricted stock was determined by multiplying the closing price of our common shares on the date of grant by the number of shares of restricted stock granted, and factors in the value of any dividends payable on the restricted stock.

(2)
The amounts in this column reflect annual performance incentive bonus awards earned under the applicable incentive bonus plan for performance during each of the last three fiscal years. Amounts earned for performance are paid during the subsequent fiscal year. The amounts reflected include any deferrals made pursuant to our DC Plan.

(3)	For 2016, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:

a.	Matching contributions made by us pursuant to our DC Plan, as described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

b.	Reimbursement of out-of-pocket healthcare costs under our supplemental executive medical plan, as described in the “Compensation Elements - Benefits and Perquisites” section of the CD&A;

c.	Healthcare insurance premium payments associated with our supplemental executive medical plan;

d.	Life insurance premium payments;

e.	Long-term disability insurance premium payments;

f.	The cost to us associated with the executive’s use of an automobile or the cash allowance provided in lieu of an automobile;

g.	An allowance for professional fees incurred in connection with estate planning, personal financial advisory services and individual tax preparation services; and

h.	The aggregate incremental cost to Stage associated with limited non-business use of corporate aircraft by Mr. Glazer.
The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the costs we incur in connection with operating a flight, including expenses for fuel, landing fees, flight planning, navigation charges, ground services, on-board catering, and other miscellaneous costs. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Glazer for any income tax obligation associated with his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee as part of Mr. Glazer’s overall compensation packages, is described in the “Benefits and Perquisites” section of the CD&A.

Name	DC Plan Matching Contributions ($)	Healthcare Cost Reimburse-ment ($)	Healthcare Insurance Premiums ($)	Life Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Auto Use / Allowance ($)	Professional Fees Allowance ($)	Non-Business Aircraft Usage ($)
Mr. Glazer	102,242	27,983	10,423	691	840	12,000	10,000	3,733
Mr. Shein	43,844	7,577	14,444	475	865	12,000	—	—
Mr. Weber	47,302	469	2,292	507	1,071	7,846	4,495	—
Mr. Hunter	44,628	2,467	14,097	540	987	12,000	4,355	—
Mr. Gentner	40,185	11,463	13,852	431	790	12,000	5,000	—
Mr. Lawrence	45,962	14,017	9,066	461	920	8,077	10,000	—
Mr. Parsons	40,036	6,351	11,805	420	765	10,385	5,000	—
(4) On April 28, 2014, Mr. Parsons joined us as Executive Vice President, Chief Human Resources Officer. In consideration for accepting employment with us, Mr. Parsons received a lump sum payment of $25,000, which is reported in 2014 in the Bonus column of the Summary Compensation Table.

Grants of Plan-Based Awards in 2016
The following table sets forth each award made to our named executive officers in 2016 under any plan. Additional information regarding the performance shares and restricted stock granted in 2016 is set forth in the “Compensation Elements - Long-Term Incentive Compensation” section of the CD&A.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Glazer	—	137,500	1,000,000	2,000,000	—	—	—	—	—
	3/24/2016	—	—	—	30,362	121,447	242,894	—	1,055,374
	3/24/2016	—	—	—	—	—	—	182,171	1,410,004
Mr. Shein	—	33,990	247,200	494,400	—	—	—	—	—
	3/24/2016	—	—	—	6,460	25,840	51,680	—	224,550
	3/24/2016	—	—	—	—	—	—	38,760	300,002
Mr. Weber	—	36,771	267,423	534,846	—	—	—	—	—
	3/24/2016	—	—	—	2,907	11,628	23,256	—	101,047
	3/24/2016	—	—	—	—	—	—	17,442	135,001
	9/29/2016	—	—	—	—	—	—	96,046	510,004
Mr. Hunter	—	38,775	282,000	564,000	—	—	—	—	—
	3/24/2016	—	—	—	6,460	25,840	51,680	—	224,550
	3/24/2016	—	—	—	—	—	—	38,760	300,002
Mr. Gentner	—	31,020	225,600	451,200	—	—	—	—	—
	3/24/2016	—	—	—	5,168	20,672	41,344	—	179,640
	3/24/2016	—	—	—	—	—	—	31,008	240,002
Mr. Lawrence (5)	—	67,794	493,050	986,100	—	—	—	—	—
	3/24/2016	—	—	—	22,610	90,439	180,878	—	785,915
	3/24/2016	—	—	—	—	—	—	135,659	1,050,001
Mr. Parsons (5)	—	36,052	262,200	524,000	—	—	—	—	—
	3/24/2016	—	—	—	6,460	25,840	51,680	—	224,550
	3/24/2016	—	—	—	—	—	—	38,760	300,002
________

(1)
The amounts in these columns represent the threshold, target and maximum payouts for which each executive was eligible to receive under our 2016 performance incentive bonus awards. These awards were not earned, so no amounts are included for 2016 in the Summary Compensation Table as non-equity incentive plan compensation. Further detail regarding the 2016 performance incentive bonus awards may be found in “Executive Compensation for 2016 - Annual Performance Incentive Bonuses for 2016” section of the CD&A.

(2)
The amounts in these columns reflect performance shares that will vest after a three-year performance cycle based on our TSR relative to the Performance Group, as described in the “Executive Compensation for 2016 - Long-Term Incentive Compensation Awards for 2016” section of the CD&A (see also the “Overview of 2016 Executive Compensation - Long-Term Incentives” section of the CD&A for additional information regarding the TSR calculation in connection with our performance share awards). The threshold number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the 25th percentile of the Performance Group. Performance results below the 25th percentile at the end of the performance cycle will result in the executives earning no common shares under this award. The target number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the 50th percentile of the Performance Group. The maximum number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the top percentile of the Performance Group.

(3)
This column reflects restricted stock awards that vest ratably over a four-year period (i.e., 25% per year). The recipient has the rights of a shareholder, including the right to vote and receive dividends, with respect to restricted stock that has not vested.

(4)
The amounts in this column reflect the grant date fair value for performance shares and restricted stock for the named executive officers calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. The grant date fair value of the performance share awards reflected in this column is the payout based on the probable outcome of the performance criteria, determined as of the grant date.

(5)
Mr. Lawrence and Mr. Parsons each voluntarily terminated employment with us during 2016. Accordingly, all awards in the above table attributed to Mr. Lawrence and Mr. Parsons were terminated prior to any vesting occurring, so no shares or payments were delivered to those former executives.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth, as of the end of 2016, all equity awards outstanding under our equity compensation plans for each named executive officer. Market value is computed using the closing market price of our common stock on January 27, 2017, the last trading day prior to the end of our last completed fiscal year ($2.75). Due to their termination of employment during 2016, neither Mr. Lawrence nor Mr. Parsons had any outstanding equity awards at the end of 2016.

	Option / SARs Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)	Number of Securities Underlying Unexercised Options / SARs Unexercis-able (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SARs Exercise Price ($)	Option / SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Glazer	—	—	—	—	—	248,292	682,803	182,389	501,570
Mr. Shein	15,000	—	—	16.31	1/10/2018	—	—	—	—
	—	—	—	—	—	66,444	182,721	37,901	104,228
Mr. Weber	—	—	—	—	—	120,902	332,481	17,341	47,688
Mr. Hunter	8,850	—	—	18.84	3/29/2018	—	—	—	—
	—	—	—	—	—	62,289	171,295	32,188	88,517
Mr. Gentner	—	—	—	—	—	42,037	115,602	31,464	86,526
_________

(1)
Common shares reported in this column underlie unvested restricted stock awards as of the end of 2016. The vesting dates following the end of 2016 for each award of restricted stock are as follows (with a prorated portion of each award scheduled to vest annually):

Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Vesting Dates
Mr. Glazer	182,171	3/24/2017, 3/24/2018, 3/24/2019, 3/24/2020
	37,396	3/26/2017, 3/26/2018, 3/26/2019
	20,625	4/3/2017, 4/3/2018
	8,100	4/4/2017
Mr. Shein	38,760	3/24/2017, 3/24/2018, 3/24/2019, 3/24/2020
	14,958	6/16/2017, 6/16/2018, 6/16/2019
	7,401	3/26/2017, 3/26/2018, 3/26/2019

Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Vesting Dates
	3,750	4/3/2017, 4/3/2018
	1,575	4/4/2017
Mr. Weber	96,046	9/29/2017, 9/29/2018, 9/29/2019, 9/29/2020
	17,442	3/24/2017, 3/24/2018, 3/24/2019, 3/24/2020
	3,507	3/26/2017, 3/26/2018, 3/26/2019
	1,407	4/3/2017, 4/3/2018
	2,500	7/10/2017
Mr. Hunter	38,760	3/24/2017, 3/24/2018, 3/24/2019, 3/24/2020
	12,120	4/1/2017, 4/1/2018, 4/1/2019
	3,896	3/26/2017, 3/26/2018, 3/26/2019
	1,250	12/1/2017, 12/1/2018
	4,688	4/3/2017, 4/3/2018
	1,575	4/4/2017
Mr. Gentner	31,008	3/24/2017, 3/24/2018, 3/24/2019, 3/24/2020
	6,623	3/26/2017, 3/26/2018, 3/26/2019
	3,281	4/3/2017, 4/3/2018
	1,125	4/4/2017

(2)
Common shares reported in this column underlie unvested performance shares (at the target number of performance shares) as of the end of 2016. The performance shares cliff vest after a three-year performance cycle based on our TSR return relative to the Performance Group, as described in the CD&A. Performance shares awarded in 2014, which had a three-year performance cycle that was to conclude at the end of 2016, were terminated during 2016 without value or payout based on our relative TSR for the applicable three-year performance cycle. The final day of each three-year performance cycle is as follows:

Name	Number of Performance Shares That Have Not Vested (#)	Final Day of the Three-Year Performance Cycle
Mr. Glazer	60,942	2/3/2018
	121,447	2/2/2019
Mr. Shein	12,061	2/3/2018
	25,840	2/2/2019
Mr. Weber	5,713	2/3/2018
	11,628	2/2/2019
Mr. Hunter	6,348	2/3/2018
	25,840	2/2/2019
Mr. Gentner	10,792	2/3/2018
	20,672	2/2/2019

Option Exercises and Stock Vested in 2016
The following table reflects all exercises of SARs and the vesting of restricted stock and performance shares held by each of our named executive officers during 2016.

	Option / SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mr. Glazer	—	—	54,212	416,022
Mr. Shein	—	—	12,952	87,360
Mr. Weber	—	—	4,371	27,511
Mr. Hunter	—	—	11,581	88,072
Mr. Gentner	—	—	6,848	47,286
Mr. Lawrence	—	—	32,601	246,666
Mr. Parsons	—	—	7,597	57,987
________

(1)	The amounts in this column reflect the number of our common shares vesting under restricted stock awards during 2016.

(2)	The value realized is based on the average of the high and low market prices of our common shares on the vesting date.
Pension Benefits in 2016
None of our named executive officers participate in our defined benefit plan, which was closed to new participants and frozen effective June 30, 1998.
Nonqualified Deferred Compensation in 2016
The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under our DC Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Mr. Glazer	102,242	102,242	(170,211)	—	922,683
Mr. Shein	43,844	43,844	51,584	—	712,198
Mr. Weber	47,302	47,302	29,418	—	363,183
Mr. Hunter	44,628	44,628	60,593	—	515,943
Mr. Gentner	40,185	40,185	43,673	—	472,565
Mr. Lawrence	45,962	45,962	51,775	—	837,077
Mr. Parsons	40,036	40,036	(26,601)	—	195,950
________

(1)	The amounts in this column are included in the Salary column of the Summary Compensation Table for 2016.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table for 2016.

(3)
The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her DC Plan account (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(4)
$888,409, $572,925, $366,095, $693,377 and $142,478 of the amounts in this column were previously reported as compensation to Mr. Glazer, Mr. Shein, Mr. Hunter, Mr. Lawrence and Mr. Parsons, respectively, in the Summary Compensation Table for the prior years reported.

Retirement Plans
Deferred Compensation Plan
We sponsor the DC Plan which provides our named executive officers and certain other officers with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the IRC. Generally, the IRC and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a tax-qualified 401(k) plan by highly compensated employees, and our named executive officers are unable to participate in our tax-qualified 401(k) plan. The DC Plan is intended to allow participants to defer income on a pre-tax basis. Under the DC Plan, participants may defer up to 50% of their base compensation and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant. We have established a grantor trust for the purpose of holding assets to provide benefits to the participants. We will match 100% of each participant’s contributions, up to 10% of the sum of their base salary and bonus.
The named executive officers have the opportunity to allocate the investment of the funds in their participant employee account among more than thirty investment options, including an option to invest in our common shares. In the case of the option to invest in our common shares, the DC Plan provides the opportunity to acquire our common shares on a pre-tax basis.
Frozen Defined Benefit Plan
We sponsor the DB Plan, a defined benefit pension plan for substantially all employees who met eligibility requirements and were enrolled prior to June 30, 1998. The DB Plan was frozen effective June 30, 1998. None of our named executive officers are participants in the DB Plan.
Potential Payments Upon Termination or Change In Control
This section addresses the rights of our named executive officers under their employment agreements and other compensation plans and arrangements upon a change in control (as defined below) or in the event their employment with us is terminated. The payments that a named executive officer would be entitled to receive upon termination or a change in control are not considered by the Compensation Committee when making annual compensation decisions for the named executive officers and do not factor into decisions made by us regarding other compensation elements.
The narrative discussion and tables below set forth the compensation payable to each named executive officer (or his beneficiaries, as applicable) upon a change in control or as a result of his termination of employment with us under various scenarios. Having voluntarily terminated employment without good reason prior to the end of 2016, Mr. Lawrence and Mr. Parsons were not eligible for payments upon termination or in connection with a change in control. For all other named executive officers, the amounts shown in the tables below are based on the assumption that the termination was effective as of January 28, 2017, the final day of 2016. The closing market price of our common shares on January 27, 2017, the final trading day of 2016, was $2.75. The actual amounts that would be payable in connection with a change in control or the termination of a named executive officer could only be determined at the time of the actual triggering event.
Upon termination, each participating named executive officer would receive his aggregate balance in our DC Plan, as is reflected in the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation table above. However, the named executive officers are not entitled to receive compensation for any unused vacation days upon termination.
Payments Upon Various Triggering Events at 2016 Fiscal Year-End
Termination by Us For Good Cause or Termination by Executive Without Good Reason
If we terminate a named executive officer for Good Cause (as defined below) or a named executive officer terminates his employment with us without Good Reason (as defined below), the executive will be entitled to receive any earned and unpaid base salary, and certain accrued and unpaid benefits, through the date of termination and will automatically forfeit any unvested restricted stock, performance shares, SARs, stock options or similar rights as of the date of termination. As noted above, Mr. Lawrence and Mr. Parsons voluntarily terminated employment without good reason prior to the end of 2016.

Termination by Reason of Death, Disability or Retirement
If a named executive officer’s employment with us terminates as a result of his death, disability or retirement, (1) the executive will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination, (2) all unvested restricted stock, SARs, stock options or similar rights held by the executive will fully vest as of, and (in the case of SARs and stock options) be exercisable for one year following, the date of termination and (3) all unvested performance shares will vest at the target level and be payable to the executive.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Weber	Mr. Hunter	Mr. Gentner
Vesting of Restricted Stock ($)	1,342,068	169,010	332,481	171,295	115,602
Vesting of Performance Shares (at target level) ($)	640,217	129,437	37,158	120,027	108,584
Total ($)	1,982,285	298,447	369,639	291,322	224,186
Termination by Us Without Good Cause or Termination by Executive For Good Reason
If we terminate a named executive officer without Good Cause or a named executive officer terminates his employment with us for Good Reason, the named executive officer will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination, and the following:

•	severance in an amount equal to two times his base salary in the case of Mr. Glazer;

•
in the case of the other named executive officers, severance in an amount equal to the aggregate of his (1) base salary plus (2) performance incentive bonus at the target level as in effect as of the date of termination;

•
the performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of termination; provided, however, the named executive officer will not receive any portion of the performance incentive bonus unless the Board determines that the performance incentive bonus was earned and the executive would have been entitled to receive it had the termination not occurred;

•
in the case of Mr. Glazer, all unvested restricted stock held by him will fully vest as of the date of termination and all unvested performance shares at or above the 50th percentile of achievement as of the termination date will vest on a prorated basis at the target level and be payable to him;

•
continuation of healthcare benefits to which the named executive officer is participating as of the date of termination for a period of 18 months, in the case of Mr. Glazer, and 12 months, in the case of the other named executive officers, from the date of termination, and

•	outplacement services for a period of 12 months from the date of termination up to a maximum of $15,000.
In the following table, the benefits continuation amounts shown include the estimated premiums to be paid by us on behalf of the named executive officer for healthcare insurance.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Weber	Mr. Hunter	Mr. Gentner
Severance ($)	2,000,000	659,200	867,000	752,000	601,600
2016 Performance Incentive Bonus ($)	—	—	—	—	—
Vesting of Restricted Stock ($)	1,342,068	—	—	—	—
Vesting of Performance Shares (at target level) ($)	—	—	—	—	—
Healthcare Benefits ($)	57,609	22,021	2,761	16,564	13,852
Outplacement ($)	15,000	15,000	15,000	15,000	15,000
Total ($)	3,414,677	696,221	884,761	783,564	630,452
Change in Control - Termination Without Good Cause or Termination by Executive For Good Reason
If a change in control occurs, and during the period beginning six months before and ending 24 months after the change in control, we or our successor terminates the named executive officer’s employment without Good Cause or the named executive officer terminates his employment with Good Reason, the named executive officer will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of the change in control or termination, and the following:

•
severance in an amount equal to three times, in the case of Mr. Glazer, and two times, in the case of the other named executive officers, the aggregate of his (1) base salary plus (2) performance incentive bonus at the target level as in effect as of the date of the change in control or termination;

•	the performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of termination;

•
all unvested restricted stock, SARs, stock options or similar rights will fully vest and all unvested performance shares will vest at the target level and be payable to him as of the date of the change in control;

•
continuation of healthcare benefits to which the named executive officer is participating as of the date of change in control or termination for a period of 36 months, in the case of Mr. Glazer, and 24 months in the case of the other named executive officers, from the date of the change in control or termination;

•	outplacement services for a period of 12 months from the date of the change in control or termination up to a maximum of $15,000; and

•
financial planning allowance for a period of 36 months in the case of Mr. Glazer, and 24 months in the case of the other named executive officers, from the date of the change in control or termination.

If any payment to the named executive officer due to a change in control subjects the executive to any excise tax, we will not pay to the executive a gross-up payment to compensate him for the amount of the excise tax.
The payments and benefits provided in connection with a change in control are intended to help provide us with continuity of management and continued focus on the business by senior management in the event of a change in control.
In the following table, the benefits continuation amounts shown include the estimated premiums to be paid by us on behalf of the named executive officer for healthcare insurance.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Weber	Mr. Hunter	Mr. Gentner
Severance ($)	6,000,000	1,318,400	1,734,000	1,504,000	1,203,200
2016 Performance Incentive Bonus ($)	—	—	—	—	—
Vesting of Restricted Stock ($)	1,342,068	169,010	332,481	171,298	115,602
Vesting of Performance Shares (at target level) ($)	640,217	129,437	37,158	120,027	108,584
Healthcare Benefits ($)	115,217	44,042	4,584	33,127	50,629
Outplacement ($)	15,000	15,000	15,000	15,000	15,000
Financial Planning ($)	30,000	10,000	10,000	10,000	10,000
Total ($)	8,142,502	1,685,889	2,133,223	1,853,452	1,503,015
Change in Control - Without Termination
If a change in control occurs, all unvested restricted stock, SARs, stock options or similar rights will fully vest and all unvested performance shares will vest at the target level and be payable to the named executive officer as of the date of the change in control.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Weber	Mr. Hunter	Mr. Gentner
Vesting of Restricted Stock ($)	1,342,068	169,010	332,481	171,295	115,602
Vesting of Performance Shares (at target level) ($)	640,217	129,437	37,158	120,027	108,584
Total ($)	1,982,285	298,447	369,639	291,322	224,186
Change in Control Described
A “change in control” shall be deemed to have occurred:

•
on such date, within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A 3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents 25% or more of the combined voting power of our then outstanding securities (“Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (“Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;

•
as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (a) the then outstanding shares of our common stock or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of our stock, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in control; or

•
on the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of our assets, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of ours in enforcing its rights or remedies against any of our assets in which such creditor holds a security interest. Provided further, a transfer of assets by us shall not be treated as a change in control if the assets are transferred to: (1) a shareholder of ours (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in this paragraph. For purposes of this paragraph and except as otherwise provided in clause (1), a person’s status is to be determined immediately after the transfer of the assets.

Good Cause and Good Reason Defined
As used in this discussion, the definitions for Good Cause and Good Reason are as follows:

•
“Good Cause” means: (1) the named executive officer’s criminal conviction of a felony by a federal or state court of competent jurisdiction including any plea of guilty or no contest; (2) a material and significant act of dishonesty by the named executive officer relating to us; (3) a failure to comply with our Code of Ethics and Business Conduct; or (4) the named executive officer’s failure to follow a direct, reasonable and lawful order from the Board within the reasonable scope of his position, which failure, if remediable, is not remedied within thirty days after written notice to the named executive officer.

•
“Good Reason” shall exist if, without the named executive officer’s express written consent, we: (1) materially reduce or decrease the named executive officer’s base salary or incentive compensation opportunity level from the level in effect on the effective date of the employment agreement (or some subsequent higher level put into effect by the Board subsequent to the effective date of the employment agreement), unless such reduction or decrease is in connection with an across-the-board reduction or decrease in the base salaries or incentive compensation opportunity levels of all of our other senior level executives; (2) willfully fail to include the named executive officer in any incentive compensation plans, bonus plans, or other plans and benefits provided by us to other executive level executives; (3) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the named executive officer’s position from those in effect on the effective date of the employment agreement, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the named executive officer’s performance of assigned duties and responsibilities; (4) hires an executive senior to the named executive officer; or (5) require the named executive officer to (a) regularly perform the duties and responsibilities of his position at, or (b) relocate the named executive officer’s principal place of employment to, a location which is more than fifty miles from the location of the named executive officer’s principal place of employment. Good Reason shall not include the death, disability or voluntary retirement of the named executive officer or any other voluntary action taken by or agreed to by the named executive officer related to his or her position or employment with us.

Timing of Payments
The payments provided in connection with the termination events will be paid as follows:

•	Severance payments will be made to the executive in regular payroll payments throughout the severance period;

•	Incentive bonus payments will be made to the executive in a lump sum on or around April 1 following the end of the fiscal year in which the termination occurred;

•	Benefits will be provided in accordance with our standard policies and practices;

•	Outplacement payments will be made directly to the entity providing outplacement services following receipt of an invoice or statement from the entity providing the outplacement services;

•	Financial planning reimbursements will be made in accordance with our or our successor’s policies and procedures; and

•	Deferred compensation payments will be made in accordance with the provisions of the DC Plan.
DIRECTOR COMPENSATION
The compensation of our non-employee directors is set by the Board at the recommendation of the Corporate Governance and Nominating Committee (referred to as the “CGNC” in this section). In developing its recommendations, the CGNC is guided by the following objectives: (1) compensation should fairly pay non-employee directors for work required in a company our size; and (2) compensation should align the directors’ interests and the long-term interests of our shareholders. As requested by the CGNC, its director compensation consultant prepares competitive compensation analyses regarding both the Peer Group and the broader market for similarly situated companies and advises the CGNC on the level and design of compensation programs for non-employee directors. The Chair of the CGNC works directly with the CGNC’s director compensation consultant, if any, to determine the scope of the work needed to assist the CGNC in its decision making processes. Directors are reimbursed for actual expenses they incur while attending, or otherwise participating in, Board meetings, committee meetings and ad hoc committee assignments.
Directors who are our full-time employees receive no additional compensation for serving on the Board. Non-employee directors receive the compensation described below.
Retainers and Fees
Board Retainer
Non-employee directors received a $60,000 annual retainer for service on the Board, which was earned and paid pro rata over their term at the beginning of each month. The annual retainer is intended to compensate the director for attendance at regularly scheduled quarterly Board meetings (including by teleconference) and up to two special meetings of the Board, as well as consultation and participation in meetings held for periodic updates.
Chairman Retainer
In addition to the annual board retainer, the Chairman of the Board received a $125,000 retainer, which was earned and paid pro rata over his term at the beginning of each month. The chairman retainer is intended to compensate the Chairman for the additional duties set forth in the Governance Guidelines.
Special Board Meeting Fee
Beginning with the seventh meeting of the Board, directors received a special board meeting fee of $1,500 per meeting for their preparation and attendance at special meetings of the Board (including attendance by teleconference) called for the purpose of specific actions by the Board and held at times other than in conjunction with regular quarterly meetings of the Board. No additional meeting fee was paid for attendance at regular quarterly Board meetings and the first two special Board meetings.
Committee Meeting Fees
Non-employee directors received (1) a regular committee meeting fee of $1,500 per meeting for their preparation and attendance at regular quarterly meetings of the committees on which they serve (including by teleconference), and (2) a special committee meeting fee of $1,500 per meeting for (a) their preparation and attendance at committee meetings (including by teleconference) called for the purpose of specific actions by their committees and held at times other than in conjunction with regular quarterly meetings of their committees and (b) their preparation and attendance at ad hoc committee assignments held at times other than in conjunction with regular quarterly meetings of their committees or the Board. Non-committee members who voluntarily attend a committee meeting did not receive a fee.
Committee Chair Fees
The Chair of the Audit Committee received a committee chair fee of $20,000. The Chair of the Compensation Committee received a committee chair fee of $15,000. The Chair of the Corporate Governance and Nominating Committees received a committee chair fee of $12,500. The annual committee chair fee was earned and paid pro rata over the Chair’s term at the beginning of each month.

Restricted Stock Awards
Initial Grant
Upon a non-employee director’s initial appointment or election, the director will receive a restricted stock award valued at $100,000, based on the closing price of our common shares on the date of appointment or election, but prorated for the number of months the director will serve until the next annual meeting of our shareholders (“Initial Grant”). The Initial Grant will cliff vest on the earlier of one year from the grant date or the date of the first annual meeting of our shareholders following the grant date.
Reelection Grant
Upon a non-employee director’s reelection to the Board, the director will be granted a restricted stock award valued at $100,000, based on the closing price of our common shares on the date of reelection (“Reelection Grant”). The Reelection Grant will cliff vest on the earlier of one year from the grant date or the date of the first annual meeting of our shareholders following the grant date.
Forfeiture of Grants
A director will forfeit any unvested Initial Grant and Reelection Grants if he or she ceases to be a director at any time prior to the vesting date other than due to (1) the fact that the director’s age prohibits him or her from serving as a director per the Governance Guidelines, (2) death, (3) permanent disability (as determined by the Board) or (4) a change in control (as defined in the applicable equity incentive plan), at which time the unvested Initial Grant and Reelection Grant will fully vest.
Health Benefits
We have made arrangements with our medical provider to offer medical and dental coverage to the directors and their eligible family members. The cost to the directors will be the same premiums our active employees pay through payroll deductions.
Election Concerning Receipt of Certain Compensation
Under our Amended and Restated 2003 Non-Employee Director Equity Compensation Plan, a non-employee director may elect to receive the board retainer, chairman retainer, special board meeting fees, committee meeting fees, committee chair fee, and such other compensation as the Board may deem appropriate in the form of: (1) restricted stock, deferred stock units, cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned; or (2) in cash or restricted stock at a later date. Any issuance of restricted stock in lieu of cash will be made by us on such terms and conditions as the Board may establish. In order to receive restricted stock, a director must notify us of his or her election to receive restricted stock by executing an applicable election form and execute a shareholder agreement by which the director agrees not to sell any of the restricted stock until the director leaves the Board.

Director Compensation Table for 2016
The following table provides information concerning the compensation earned by each person who served as a non-employee director during 2016.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan J. Barocas	83,429	100,000	—	—	—	183,429
Elaine D. Crowley	90,929	100,000	—	—	—	190,929
Diane M. Ellis	103,429	100,000	—	—	—	203,429
Earl J. Hesterberg	96,929	100,000	—	—	—	196,929
Lisa R. Kranc	83,429	100,000	—	—	—	183,429
William J. Montgoris	209,929	100,000	—	—	—	309,929
C. Clayton Reasor	83,429	100,000	—	—	—	183,429
Ralph P. Scozzafava	110,929	100,000	—	—	—	210,929
_________

(1)
The amounts shown in this column reflect the amount of cash compensation earned during 2016 for Board and committee service.  Directors may elect to receive the board retainer, chairman retainer, special board meeting fees, committee meeting fees, committee chair fees and such other compensation as the Board may deem appropriate, as the case may be, as described above in the “Election Concerning Receipt of Certain Compensation” section.

(2)
The amounts shown in the column reflect the grant date fair value of restricted stock awards granted in 2016 to the named directors valued in accordance with ASC 718 and is equal to the closing market price of 17,452 common shares on the date of grant. The recipient has the rights of a shareholder, including the right to vote and receive dividends, with respect to restricted stock that has not vested.

ITEM 3: SAY-ON-PAY VOTE (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION)
We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as a “Say-on-Pay Vote”). The Board has adopted a policy providing for an annual Say-on-Pay Vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, the Board recommends that you vote FOR the following resolution:
RESOLVED, that the compensation paid to the named executive officers of Stage Stores, Inc., as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
As described above in the “Compensation Discussion and Analysis” section (“CD&A”) of this Proxy Statement, the key objectives of our executive compensation program are to:

•	Enable us to attract, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short-term and long-term business objectives;

•
Maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests with the interests of our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	Reward our executive officers upon the achievement of short-term and long-term business objectives and the creation of shareholder value.
We urge our shareholders to read the CD&A, which describes in greater detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.
2016 Overview
Although we took significant actions to support the future success of our business, the conditions that we faced in 2016, including depressed oil prices, a devalued peso and a generally weak environment for the department store retail industry, impacted our business to the extent that we did not meet our aggressive performance targets. Accordingly, no bonuses were paid in 2016 for the second straight year, and the performance shares covering the three-year performance cycle ended with 2016 did not vest.
Our financial results and strategic actions for 2016 include the following:
Financial Results

•	Net sales decreased $161.7 million, or 10.1%, to $1.4 billion.

•	We generated $84.3 million in cash from operating activities, a 109.1% increase over 2015.

•	Comparable sales decreased 8.8%.

•	Gross profit decreased $98.4 million, or 24.8%.

•	Pre-tax loss was $63.1 million, compared to pre-tax earnings of $5.6 million for 2015.

•	Diluted loss per common share was $1.40, compared with diluted earnings per common share of $0.12 for 2015.

•	We grew sales penetration of our private label credit card by 290 basis points.

•	We paid cash dividends of $16.7 million, or $0.60 per share.

•
TSR, as calculated under the terms of our performance share awards, was -47.2% for 2016 and -73.2% for the three year period ended January 28, 2017 (see the “Overview of 2016 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards).

Strategic Actions

•
We continued to grow our direct-to-consumer business by enhancing our customer online shopping experience, expanding our online assortments, improving site navigation, adding buy online ship-to-store capabilities, investing in digital marketing and our mobile site, and improving operational efficiency.

•	We updated our product assortment by offering more contemporary fashions and new brands, adding categories within existing brands, and extending existing brands to additional stores.

•	We completed 86 remodels, relocations and expansions in order to continue improving the shopping experience for our customers.

•
We continued our multi-year plan to close underperforming stores, including 37 stores in 2016, following a strategic evaluation of our store portfolio according to increased profitability and return on investment standards.

•	We leveraged our technology to create more personalized direct mail and email programs, and shifted our marketing activity to be more digitally-focused.

•
We launched a tender-neutral loyalty program, Style Circle Rewards®, which complements our existing private label credit card program and will allow us to better understand our customers’ shopping habits, offer even more personalized promotional offers, and provide attractive rewards.

Our 2016 financial performance fell short of our expectations. As a result, our named executive officers did not earn an annual performance incentive bonus for 2016, and shares were not earned under the three-year performance share awards whose performance cycle ended with 2016. We have tied these important components of compensation to our pre-tax earnings, comparable sales and TSR in order to align the interests of our named executive officers with our shareholders and to deliver meaningful portions of executive compensation only when we perform. The relationship between our 2016 performance and realized compensation, as well as the design of our executive compensation program to emphasize shareholder alignment, demonstrates the effectiveness of our program.

Say-on-Pay Vote Recommendation
This vote on executive compensation is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. Although non-binding, the Board and the Compensation Committee will continue to consider the results of Say-on-Pay Votes in determining future executive compensation.
The affirmative vote of a majority of the votes cast is required to approve this advisory resolution. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on executive compensation.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ABOVE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.
ITEM 4: SAY-ON-FREQUENCY VOTE (ADVISORY VOTE ON THE FREQUENCY OF THE SAY-ON-PAY VOTE)
As described above, Item 3 is the Say-on-Pay Vote in which we provide our shareholders the opportunity to cast an advisory vote on the compensation of our named executive officers. This Item 4 is the Say-on-Frequency Vote that affords our shareholders the opportunity to cast a nonbinding advisory vote on how frequently we should include the Say-on-Pay Vote in our proxy materials for future annual shareholder meetings. Our shareholders may vote to conduct the Say-on-Pay Vote every year, every two years or every three years. Our shareholders may also abstain from casting a vote on this Item 4.
The Board acknowledges the prevailing view supporting an annual advisory Say-on-Pay Vote, and it has determined that an annual Say-on-Pay Vote is the most appropriate alternative for us. Therefore, the Board recommends that our shareholders vote to hold the Say-on-Pay Vote annually.
In determining its recommendation, the Board concluded that holding an advisory Say-on-Pay Vote annually will provide our shareholders with frequent opportunities to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our business results for the corresponding period. However, the Board recognizes that annual Say-on-Pay Votes may encourage shareholders to over-emphasize short-term variations in compensation and business results. The Board also recognizes that annual Say-on-Pay Votes will occur after we have already implemented our executive compensation programs for the current year, thus it expects that it may not be feasible to address and respond to any one year’s Say-on-Pay Vote before the following year’s annual meeting of shareholders.
We understand that our shareholders may have different views regarding the appropriate frequency for the Say-on-Pay Vote, and the Board will review the voting results. However, this is an advisory vote, which means that the vote is not binding on the Board, the Compensation Committee or us. Accordingly, the Board may decide that it is in the best interests of our shareholders and us to hold the Say-on-Pay Vote more or less frequently than the frequency receiving the most votes cast by our shareholders.
THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD THE SAY-ON-PAY VOTE EVERY YEAR.

ITEM 5: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2017. This selection is being presented to the shareholders for their ratification.  Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.
Deloitte & Touche LLP has been our independent registered public accounting firm since 2001.  The Audit Committee has been advised by Deloitte & Touche LLP that it is an independent registered public accounting firm with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to ratify the selection of Deloitte & Touche LLP.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING RESOLUTION RATIFYING OUR APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
RESOLVED, that the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for Stage Stores, Inc. for 2017 is hereby RATIFIED.

AUDIT COMMITTEE MATTERS
Pre-Approval Policies
The Audit Committee has the direct responsibility to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm.  Pre-approval by the Audit Committee is required for any engagement of our independent registered public accounting firm and the Audit Committee has established a pre-approval policy to prevent the provision of services that would impair the independence of our independent registered public accounting firm.  Under the policy, the Audit Committee annually pre-approves the audit and any non-audit services proposed to be provided by our independent registered public accounting firm.  Requests to provide services that require pre-approval by the Audit Committee are submitted to the Audit Committee by our Chief Financial Officer, Controller or other officer and our independent registered public accounting firm.   In determining whether to approve the engagement of our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence.  The Audit Committee also considers the amount of audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year.
Principal Accountant Fees and Services
The fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm during the two most recently completed fiscal years, were as follows:

($ in thousands)	2016 ($)	2015 ($)
Audit Fees (1)	1,148	1,034
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	47	19
Total Fees	1,195	1,053
__________

(1)
Audit fees for fiscal 2016 and fiscal 2015 consisted of fees for (a) the audit of our annual financial statements, (b) review of financial statements in our quarterly reports on Form 10-Q, (c) the audit of the effectiveness of our internal control over financial reporting, and (d) services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
All other fees for fiscal 2016 and fiscal 2015 consisted of fees for services related to the audit of the financial statements of our nonqualified DC Plan, which are included in the DC Plan’s Annual Report on Form 11-K, as well as benchmarking survey fees in fiscal 2016. All services were approved by the Audit Committee.

Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2016 with management and our independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that our audited financial statements for fiscal 2016 be included in our Form 10-K for filing with the SEC.
Members of the Audit Committee
Ralph P. Scozzafava, Chair
Elaine D. Crowley
Diane M. Ellis
William J. Montgoris

ADDITIONAL INFORMATION
Annual Report on Form 10-K
A copy of our 2016 Annual Report on Form 10-K will be furnished without charge to shareholders, upon written request to Stage Stores, Inc., Attn: Investor Relations, 2425 West Loop South, Houston, Texas 77027. Our 2016 Annual Report on Form 10-K may also be accessed in the Financial Reports section of our website (corporate.stage.com/financial-reports).
Electronic Access to Proxy Statement and Annual Report
This Proxy Statement, our Annual Report to Shareholders for 2016 and our Annual Report on Form 10-K for 2016 are available to review at envisionreports.com/SSI for registered shareholders and at edocumentview.com/SSI for beneficial shareholders. This Proxy Statement and our Annual Report on Form 10-K for 2016 are also available on the SEC’s EDGAR database located at sec.gov.
Documents Available in Print
In addition to being posted with printer friendly versions in the Corporate Governance section of our website (corporate.stage.com/corporate-governance), the charters of our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee, our Governance Guidelines, our Code of Ethics for Senior Officers, and our Code of Ethics and Business Conduct are available in print to any shareholder who requests them. Written requests should be made to Stage Stores, Inc., Attn: Investor Relations, 2425 West Loop South, Houston, Texas 77027.
Solicitation of Proxies
This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and other employees personally or by telephone, mail or electronic mail. Officers and other employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. D.F. King & Co. has been retained to assist in soliciting proxies at an estimated fee of $7,000, plus reasonable out-of-pocket expenses.
Shareholder Proposals
Shareholder proposals intended to be presented at our 2017 annual meeting of shareholders must be received by our corporate secretary at our principal executive office on or before December 22, 2017 to be eligible for inclusion in our 2018 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2018 annual meeting of shareholders without inclusion of that proposal in our 2018 proxy materials and written notice of the proposal is not received by our corporate secretary at our principal executive office on or before March 7, 2018, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2018 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting. Proposals and notices of intention to present proposals should be addressed to our corporate secretary as follows: Stage Stores, Inc., Attn: Chief Legal Officer and Secretary, 2425 West Loop South, Houston, Texas 77027.

OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting other than Item 1, Item 2, Item 3, Item 4 and Item 5 described above. If any other matter is properly brought before the Annual Meeting, including any adjournment or adjournments thereof, common shares represented by proxies received in response to this solicitation will be voted on such matter in accordance with the recommendation of the Board.

Chadwick P. Reynolds
Executive Vice President,
Chief Legal Officer and Secretary

April 21, 2017
Houston, Texas

ANNEX A
2017 LTIP

STAGE STORES
2017 LONG-TERM INCENTIVE PLAN
EFFECTIVE MARCH 23, 2017

STAGE STORES
2017 LONG-TERM INCENTIVE PLAN
Article 1. Establishment, Purpose, and Duration

1.1
Establishment. Stage Stores, Inc., a Nevada corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Stage Stores 2017 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.
This Plan is effective on March 23, 2017 (“Effective Date”) and thereafter remains subject to shareholder approval, which approval is being sought on June 1, 2017, and shall remain in effect as provided in Section 1.3 (Establishment, Purposes, and Duration/Duration of this Plan) hereof.

1.2
Purpose of this Plan. This Plan is intended to promote the Company’s long-term financial success by motivating performance through incentive compensation and to encourage Participants to acquire ownership interests in the Company. This Plan is also intended to provide a means whereby Employees, Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company and its Affiliates may attract able individuals to become Employees or serve as Directors or Third Party Service Providers of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3
Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4	No New Grants Under Prior Plan. This Plan is the successor plan to the Prior Plan. After the Effective Date, no additional grants will be made under the Prior Plan.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” shall mean (a) in the case of an ISO, a “parent corporation” or a “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively; and (b) in all other cases, any other entity regardless of its form (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code Section 414(b), as modified by Code Section 409A.

2.2	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

2.3
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan. At the Committee’s discretion, an Award may be granted as a Qualified Performance-Based Award.

2.4
“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5	“ASC” means the Accounting Standards Codification.

2.6	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.8	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 11 (Cash-Based Awards and Other Stock-Based Awards).

2.9
“Cause” means the term set forth in a written agreement between a Participant and the Company or any applicable Award Agreement, but if there is no such agreement or no such definition, Cause means a finding by the Committee that the Participant (a) has breached his or her employment or service contract with the Company or an Affiliate, (b) has engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (c) has disclosed trade secrets or confidential information of the Company or an Affiliate to persons not entitled to receive such information, (d) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company or an Affiliate, (e) has failed to comply with the Company’s Code of Ethics and Business Conduct, or (f) has engaged in such other behavior determined in the reasonable discretion of the Committee to be materially detrimental to the interests of the Company or an Affiliate.

2.10	“Change in Control” means any one or more of the following events:

(a)
Any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 25 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors;

(b)
A majority of the members of the Board of Directors then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or

(c)
The consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company.

Provided, however, the other provisions of this Section 2.10 (Definitions/Change in Control) notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Shares representing 25 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.
Provided further, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of Code Section 409A.

2.11
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable rules, regulations, and authoritative interpretations thereunder and any successor or similar provision.

2.12
“Committee” means the Compensation Committee of the Board or such other committee to which the Board assigns the responsibility of administering this Plan. The Committee shall consist of at least three members of the Board, each of whom may serve on the Committee only if the Board determines that he or she (a) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, (b) satisfies the requirements of an “outside director” for purposes of Code Section 162(m), and (c) qualifies as “independent” in accordance with applicable stock exchange listing standards. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the members of the Board that each satisfy the requirements of an “outside director” for purposes of Code Section 162(m) may take any action under this Plan that would otherwise be the responsibility of the Committee.

2.13	“Company” means Stage Stores, Inc., a Nevada corporation, and any successor thereto as provided in Article 23 (Successors) herein.

2.14
“Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee as a “Covered Employee” under this Plan on or before the Final Pre-Establishment Date.

2.15	“Deferred Annual Amount” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.16
“Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under this Plan at the end of a specified period of time or upon the occurrence of a specified event, as further described in Section 9.1 (Deferred Stock Units/In General).

2.17	“Deferral Election Form” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.18	“Director” means any individual who is a member of the Board of Directors of the Company or the board of directors of any Affiliate of the Company.

2.19
“Disability” means the term set forth in a written agreement between a Participant and the Company or any applicable Award Agreement, but if there is no such agreement or no such definition, Disability means:

(a)	With respect to ISOs, as that term is defined in Code Section 22(e)(3);

(b)
If Disability constitutes a payment event with respect to any Award that is subject to Code Section 409A, Disability shall mean, unless the Committee determines otherwise in accordance with Code Section 409A, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any readily determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Participant’s employer, or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board; and

(c)
Unless the Committee determines otherwise, with respect to any other Award, a physical or mental condition that, for more than six (6) consecutive months, renders the Participant incapable, with reasonable accommodation, of performing his or her assigned duties on a full-time basis.

2.20
“Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.21	“Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

2.22	“Elective Deferred Stock Units” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

2.23	“Eligible Individual” means an individual who is an Employee, Director, and/or Third Party Service Provider.

2.24	“Employee” means any employee of the Company or any of its Affiliates.

2.25	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.26	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27
“Fair Market Value” or “FMV” means a price that is equal to the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee and, to the extent applicable, in a manner consistent with Code Section 409A. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate taking into account all information material to the value of the Company within the meaning of Code Section 409A.

2.28	“FASB” means the Financial Accounting Standards Board.

2.29
“Final Pre-Establishment Date” means the last day a performance goal is considered pre-established under Code Section 162(m). As of the Effective Date, a performance goal shall be considered pre-established under Code Section 162(m) if the Committee establishes the performance goal within ninety (90) days after the commencement of the period of service to which the performance goal relates, or, in any event, no later than 25 percent of the period of service to which the performance goal relates has elapsed; provided that the outcome of the performance goal is substantially uncertain at the time the Committee establishes the performance goal.

2.30	“Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

2.31
“Grant Date” means the later of (a) the date the Committee establishes the terms of an Award, or (b) any later date specified in the Award Agreement. In no event may the Grant Date be earlier than the Effective Date.

2.32	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

2.33
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Options) to an Employee and that is designated as an Incentive Stock Option and that meets the rules and requirements of Code Section 422, or any successor provision.

2.34
“Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company or an Affiliate, or a more than 10 percent Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.35	“Nonemployee Director” means a Director who is not an Employee.

2.36	“Nonemployee Director Award” means any Award granted to a Nonemployee Director as described in Article 12 (Nonemployee Director Awards).

2.37	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.38	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Options).

2.39
“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 11 (Cash-Based Awards and Other Stock-Based Awards).

2.40	“Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

2.41
“Performance Measures” means business criteria or measures as described in Article 13 (Qualified Performance-Based Awards and Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards for the exception for qualified performance-based compensation of Code Section 162(m).

2.42	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.43
“Performance Share” means a grant of a stated number of Shares to a Participant under this Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with this Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.44
“Performance Share Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the Grant Date, cash equal to the Fair Market Value of such Shares, under this Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with this Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.45
“Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or Shares, under this Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with this Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

2.46	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.47	“Plan” means the Stage Stores 2017 Long-Term Incentive Plan.

2.48	“Plan Year” means the Company’s fiscal year.

2.49	“Prior Plan” means the Stage Stores, Inc. Second Amended and Restated 2008 Equity Incentive Plan.

2.50
“Qualified Performance-Based Awards” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes.

2.51	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units).

2.52
“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), except no Shares are actually awarded to the Participant on the Grant Date.

2.53
“Restriction Period” means the period when Restricted Stock, Restricted Stock Units, Deferred Stock Units and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

2.54
“Retirement” means the term set forth in a written agreement between a Participant and the Company or any applicable Award Agreement, but if there is no such agreement or no such definition, Retirement means the Termination Event of a Participant who: (a) has, upon the effective date of his or her termination or separation (“Trigger Date”), attained the age of sixty (60) years or older; (b) has, upon the Trigger Date, completed a number of years of employment with or service to the Company or its Affiliates that, when aggregated with the Participant’s age, is equal to or greater than seventy (70); (c) has, at least sixty (60) days prior to the Trigger Date (subject to waiver by the Company’s senior human resources officer), submitted to the Company’s senior human resources officer a written request for retirement, in a form satisfactory to the Company; (d) has had such written request approved in writing by a member of the Committee or the Company’s Chief Executive Officer, President or senior human resources officer; and (e) executes an irrevocable general release of claims and severance agreement in favor of the Company and its Affiliates.

2.55
“Share” means a common share of the Company, par value $.01 per share (as such par value may be amended from time to time), whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or a share of common stock of any successor pursuant to Article 23 (Successors).

2.56	“Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Award Limitations/Share Authorization).

2.57	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

2.58
“Termination Event” means the occurrence of any act or event that causes a Participant to cease being an employee of the Company and any Affiliate, including, without limitation, death, Disability, Retirement, termination with or without Cause, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale, or transfer by the Company or its Affiliates of a business owned or operated by the Company or any Affiliate. With respect to any Participant who is not an employee of the Company or any Affiliate, unless the Award Agreement states otherwise, a Termination Event shall occur when a Participant ceases to provide services as either a Third Party Service Provider or Nonemployee Director. A Termination Event shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding the foregoing, as described in Section 15.6 (Impact of Termination Event on Awards/Change in Participant Status), no Termination Event shall occur if the Participant continues to be an Employee, Director, or Third Party Service Provider after such termination. Provided, however, if a Termination Event constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Termination Event shall only be made upon a “separation from service” within the meaning of Code Section 409A.

2.59
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company or an Affiliate pursuant to a written agreement that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3. Administration

3.1
General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. Notwithstanding anything herein to the contrary, the administration of this Plan may, from time to time, be undertaken those members of the Board who satisfy the requirements for Committee membership set forth in Section 2.12 (Committee). References in this Plan to the Committee shall include the Board or any subset of the Board that satisfy the requirements for Committee membership set forth in Section 2.12 (Committee).

3.2
Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of this Plan or any Award Agreement, (e) establishing performance goals, and for Qualified Performance-Based Awards, establishing and certifying satisfaction of performance goals in accordance with the requirements of Code Section 162(m), (f) subject to Article 21 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or its Affiliates operate, and (g) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of this Plan and/or any Award Agreement. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated.

3.3
Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Subject to applicable law, the Committee may authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of and make any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered an Insider; (ii) the Committee shall not delegate any duties required to be taken by the Committee to comply with Code Section 162(m); and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to this Plan and Award Limitations

4.1	Number of Shares Available for Awards.

(a)
Share Authorization. Subject to adjustment as provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i)    1,300,000 Shares, plus

(ii)	the 65,654 Shares remaining available for issuance under the Prior Plan as of April 3, 2017 but not subject to previously exercised, vested or paid awards, plus.

(iii)
any Shares subject to the 2,625,718 outstanding awards as of April 3, 2017 under the Prior Plan that on or after April 3, 2017 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares), including, but not limited to, shares withheld to satisfy taxes related to any such awards that are not stock options or stock appreciation rights.

(b)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted under this Plan shall be 1,300,000 Shares.

(c)
Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent of the Share Authorization, all Awards granted under this Plan shall vest over a period that is not less than one (1) year. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of Awards in the event of the Participant’s death, Disability or a Change in Control.

4.2
Share Usage. Subject to the terms of this Plan, Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash in lieu of Shares, (c) are withheld to satisfy tax withholding obligations with respect to Full Value Awards, or (d) are exchanged with the Committee’s permission prior to the issuance of Shares for Awards not involving Shares, shall be available again for grant under this Plan. Shares which are (i) not issued or delivered as a result of the net settlement of an Option or Share-settled SAR, (ii) withheld to satisfy tax withholding obligations on an Option or SAR issued under this Plan, (iii) tendered to pay the Exercise Price of an Option or the Grant Price of a Stock Appreciation Right under this Plan, or (iv) repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. To the extent permitted by applicable law or stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. This Plan is not an “evergreen” plan whereby additional Shares would be added to this Plan on an annual basis without shareholder approval.

4.3
Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) and/or Section 21.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(c)	Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(d)	Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock Units in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(e)	Deferred Stock Units: The maximum aggregate grant with respect to Awards of Deferred Stock Units in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000).

(f)
Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one Plan Year shall be seven hundred fifty thousand (750,000) Shares, or equal to the value of seven hundred fifty thousand (750,000) Shares, determined as of the Grant Date.

(g)
Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of five million dollars ($5,000,000) or the value of seven hundred fifty thousand (750,000) Shares, determined as of the Grant Date.

(h)
Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 11.2 (Cash-Based Awards and Other Stock-Based Awards/Other Stock-Based Awards) in any one Plan Year to any one Participant shall be seven hundred fifty thousand (750,000) Shares.

(i)
Dividend and Dividend-Equivalent Rights. The maximum aggregate amount of dividends and Dividend Equivalent-Rights that any one Participant may accrue in any one Plan Year may not exceed two million dollars ($2,000,000).

(j)
Nonemployee Director Limits: The maximum aggregate number of Shares with respect to Awards pursuant to Section 12 (Nonemployee Director Awards) in any one Plan Year to any single Nonemployee Director shall be two hundred thousand (200,000) Shares.

4.4
Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. Any such adjustment shall be done in a manner consistent with Code Section 409A and, where applicable, Code Section 424. The Committee may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods as permitted by Code Section 162(m), or as the Committee otherwise determines. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 21 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, to the extent applicable.
Article 5. Eligibility and Participation

5.1	Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2
Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted. Awards need not be uniform as among Participants.

5.3
Conditions of Participation. By accepting an Award, each Participant agrees in his or her own behalf and in behalf of his or her beneficiaries (1) to be bound by the terms of the Award Agreement and this Plan and (2) that the Committee (or the Board) may amend this Plan and the Award Agreement without any additional consideration to the extent necessary to avoid penalties arising under Code Section 409A, even if those amendments reduce, restrict or eliminate rights or Awards granted under this Plan or an Award Agreement (or both) before those amendments; provided, however, that the Company or the Committee may (but neither is required to) reimburse an affected Participant or his or her beneficiary for any diminution in the value of an Award associated with any such change.

Article 6. Options

6.1
Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted Options to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

6.2
Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3
Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to (a) 100 percent of the FMV of the Shares as determined on the Grant Date, or (b) 110 percent of the FMV of the Shares as determined on the Grant Date in the case of an ISO granted to an individual who owns or who is deemed to own shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any Affiliate, as determined under Code Section 422.

6.4
Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the seventh (7th) anniversary date of the Grant Date.

6.5
Exercise of Options. Options granted under this Article 6 (Options) shall be exercisable at such times and be subject to such restric-tions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

Options granted under this Article 6 (Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

6.6
Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other longer period, if any, as the Committee may permit) prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by “net exercise,” which is the surrender of Shares for which the Option is exercisable to the Company in exchange for a distribution of Shares equal to the amount by which the then Fair Market Value of the Shares subject to the exercised Option exceeds the applicable Exercise Price; (e) by a combination of (a), (b) (c) and/or (d); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7
Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Options) as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8
Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1
Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted SARs to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

7.2
SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

7.3
Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to 100 percent of the FMV of the Shares as determined on the Grant Date.

7.4
Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable later than the seventh (7th) anniversary date of the Grant Date.

7.5	Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.6	Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7
Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1
Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date.

8.2
Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

8.3
Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions, including restrictive legends, on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, without limitation, a requirement that the Participant pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, acceleration of a Restriction Period based on the achievement of performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4
Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, a Participant receiving a Restricted Stock Award will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends or Dividend-Equivalent Rights pursuant to Article 17 (Dividend-Equivalent Rights) of this Plan. Dividends paid out of escrow will be treated as remuneration for employment unless an election has been made under Section 8.5 (Restricted Stock and Restricted Stock Units/Section 83(b) Election). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. A Participant shall have no dividend rights with respect to any Restricted Stock Units granted hereunder unless the Participant is also granted Dividend-Equivalent Rights.

8.5
Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Deferred Stock Units

9.1
In General. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or an Affiliate and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (a) the amount of the Deferred Annual Amount, by (b) the Fair Market Value of a Share on the date such compensation and/or annual bonus would otherwise have been paid (“Deferred Stock Units”). Deferred Stock Units shall be evidenced by a deferral election form (“Deferral Election Form”) containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. The Deferral Election Form shall serve as the Award Agreement for the Deferred Stock Units.  Upon receipt of a Deferral Election Form, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time Deferred Stock Units are credited in connection with a Deferral Election Form.

9.2
Rights as a Stockholder. The Committee may, in its discretion, provide in the Deferral Election Form related to a Deferred Stock Unit, that Dividend Equivalent Rights shall be granted with respect to such Deferred Stock Unit, and if Dividend Equivalent Rights are granted, whether such Dividend Equivalent Rights shall be currently paid to, or credited to the account of, a Participant credited with Deferred Stock Units. Unless otherwise provided by the Committee in the Deferral Election Form, (a) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the number which may be obtained by dividing (i) the value of such dividend or distribution on the record date by (ii) the Fair Market Value of a Share on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (b) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions, if any, as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Stock Units awarded pursuant to this Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

9.3
Vesting. Unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, each Deferred Stock Unit, together with any Dividend-Equivalent Rights credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

9.4
Settlement. Subject to Article 24 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, the Company shall issue the Shares underlying any of a Participant’s Deferred Stock Units (and any related Dividend-Equivalent Rights) credited to such Participant’s account under this Plan within ninety (90) days following the date of such Participant’s Termination Event (or such other Code Section 409A-compliant distribution event as may be elected by the Participant in the initial Deferral Election Form in accordance with the rules and procedures of the Committee and Code Section 409A). The Committee may provide, or the Participant may elect, in the Deferral Election Form applicable to any Deferred Stock Unit that, in lieu of issuing Shares in settlement of that Deferred Stock Units, the Fair Market Value of the Shares corresponding to such Deferred Stock Units shall be paid in cash. For each Share received in settlement of Deferred Stock Units, the Company shall deliver to the Participant a certificate representing such Share, bearing appropriate legends, if applicable. Notwithstanding any other provision of this Plan to the contrary, any distribution that complies with Code Section 409A shall be deemed for all purposes to comply with this Plan requirements regarding the time and form of distributions.

9.5
Further Deferral Elections. If permitted by the Committee in the Deferral Election Form, a Participant may, elect to further defer receipt of Shares issuable in respect of Deferred Stock Units in accordance with the requirements of Code Section 409A. Any such redeferral election shall be valid only if: (a) such election does not take effect until at least twelve (12) months after the date on which it is made; (b) in the case of an election not related to a payment on account of Disability, death, or an unforeseeable emergency (within the meaning of Code Section 409A), the distribution is deferred for at least five (5) years from the date such distribution would otherwise have been paid; and (c) any election related to a distribution at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) is made at least twelve (12) months prior to the date on which distributions are otherwise scheduled to be paid. Any redeferral election in accordance with this paragraph shall be irrevocable on the date it is filed with the Committee unless subsequently changed pursuant to this paragraph.

Article 10. Performance Shares, Performance Share Units, and Performance Units

10.1
Grant of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units, and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

10.2
Value of Performance Shares, Performance Share Units, and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units, and/or Performance Units that will be paid out to the Participant.

10.3
Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units, and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units, and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Performance goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares, Performance Share Units or Performance Units or the vesting or lapse of restrictions with respect thereto, based on the level attained. The Committee may also provide in any such Award that any evaluation of performance against a performance goal may include or exclude events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination.

10.4
Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 11. Cash-Based Awards and Other Stock-Based Awards

11.1
Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

11.2
Other Stock-Based Awards. The Committee, at any time and from time to time, may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3
Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

11.4
Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may pay earned Cash-Based Awards and Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the date the payment was otherwise scheduled to be made.

Article 12. Nonemployee Director Awards
The Board or a committee of the Board shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement. Nonemployee Directors, pursuant to this Article 12 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Awards as contemplated by this Plan in lieu of cash.
Article 13. Qualified Performance-Based Awards and Performance Measures

13.1
In General. The Committee shall have the discretionary authority, consistent with Code Section 162(m), to structure any Awards granted to Covered Employees under this Plan to qualify as Qualified Performance-Based Awards. Only the Committee may grant Awards intended to be Qualified Performance-Based Awards. With respect to any Award intended to be a Qualified Performance-Based Award, this Plan and the applicable Award Agreement shall be interpreted and operated consistent with that intention.

13.2
Options and SARs. Compensation attributable to an Option or SAR is deemed to be a Qualified Performance-Based Award as long as (a) the Committee grants the Option and the SAR, (b) the Exercise Price and Grant Price, respectively, are not less than the Fair Market Value, and (c) such Option or SAR complies with the limitations imposed by Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

13.3
Qualified Performance-Based Awards Other Than Options or SARS. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the vesting, exercisability, lapse of restrictions, payment or grant, as applicable, must be contingent upon the (a) attainment of a pre-established performance goal or measure (or combination thereof) as specified in this Article 13 (Qualified Performance-Based Awards and Performance Measures), and (b) certification described in Section 13.9 (Qualified Performance-Based Awards and Performance Measures/Certification of Performance).

13.4
Pre-Establishment Prerequisite for Qualified Performance-Based Awards Other Than Options or SARs. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the Committee shall establish in writing on or before the Final Pre-Establishment Date (a) the Covered Employees to which objective performance goals or measures applicable to a given Performance Period will apply, (b) the objective performance goals or measures (as described in Article 13 (Qualified Performance-Based Awards and Performance Measures)) applicable to a given Performance Period, and (c) such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee Participant if such performance goals are obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

13.5
Qualified Performance-Based Awards that have Base Pay or Salary-Based Formula Terms. With respect to any Qualified Performance-Based Award compensation formula that is based, in whole or in part, on a percentage of salary or base pay, such salary or base pay must be fixed on or before the Final Pre-Establishment Date for the service period to which the Qualified Performance-Based Award relates.

13.6
Prohibited Discretion. The terms of the objective formula or standard of a Qualified Performance-Based Award must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. However, the Committee shall retain the discretion to reduce or eliminate the amount of any Award payable to any Participant either on a formula or discretionary basis or any combination, as the Committee determines in its sole discretion.

13.7
Performance Goals for Qualified Performance-Based Awards. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Qualified Performance-Based Awards shall be limited to the following Performance Measures, which will be derived using the accounting principles generally accepted in the United States of America (“GAAP”), to the extent applicable, and will be reported or appear in the Company’s filings with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s proxy statement or annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) before income taxes;

(g)	Income (loss) from continuing operations before income taxes;

(h)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(i)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(j)	Net income (loss);

(k)	Income (loss) before other comprehensive income (loss);

(l)	Comprehensive income (loss);

(m)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(n)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(o)
Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders;

(p)	Any of items (c) through (o) on a weighted average Share outstanding basis;

(q)
Either of items (a) or (b) on a basic basis and any of items (c) through (o) on a basic earnings per share basis, as basic earnings per share is defined in FASB ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)
Either of items (a) or (b) on a diluted basis and any of items (c) through (o) on a diluted earnings per share basis, as diluted per share is defined in the FASB ASC 260 - Earnings Per Share including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(s)	Common share price;

(t)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(u)
Percentage increase in comparable sales, whether on an absolute basis or relative to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the Code;

(v)	Gross profit (loss) or gross margin (loss) (as the case may be);

(w)	Economic value added;

(x)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue):

(y)	Expense targets;

(z)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment):

(aa)	Productivity ratios;

(bb)	Market share;

(cc)	Customer satisfaction;

(dd)	Working capital targets and change in working capital;

(ee)
Any of items (a) through (dd) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(ff)	Any of items (a) through (dd) above may be determined before or after a minority interest’s share as designated by the Committee;

(gg)
Any of items (a) through (dd) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(hh)
Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return (as determined in (t) above) compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the Code; or

(ii)
With respect to items (a), (b), (p), (q) and (r) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by ASC 260 - Earnings Per Share, as amended, revised or superseded.

To avoid a circular reference, the Committee may establish any of the performance measures above computed without taking into account an amount reflected therein related to Awards granted under this Plan. The Committee shall explicitly state such exclusion of Awards when establishing the material terms of the performance measure. If the performance measure (considered without this exclusion of Awards) reflects an income tax effect of Awards, this exclusion should reflect the corresponding income tax effects attributable thereto.

13.8
Evaluation of Performance. The Committee, in its sole discretion, in setting the performance goals, may provide in any Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination, to the goals/targets (in Section 13.7 (Qualified Performance-Based Awards and Performance Measures/Performance Goals for Qualified Performance-Based Awards)) in recognition of the following categories (or any particular item(s) within the following categories or portion(s) thereof):

(a)	Asset impairments as described in ASC 360 - Property, Plant, & Equipment, as amended, revised or superseded;

(b)	Costs associated with exit or disposal activities as described by ASC 420 - Exit or Disposal Cost Obligations, as amended, revised or superseded;

(c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 - Intangibles - Goodwill and Other, as amended, revised or superseded;

(d)
Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(e)
Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded;

(g)
Any profit or loss attributable to a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded, acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates;

(h)	Any Tax settlement(s) with a Tax authority;

(i)	The relevant Tax effect(s) of Tax laws or regulations, or amendments thereto, that become effective after the beginning of the Performance Period;

(j)	Any unusual in nature, or infrequent in occurrence items, events or transactions described in ASC 225-20 - Income Statement -Unusual or Infrequently Occurring Items, as amended, revised or superseded;

(k)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(l)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections, as amended, revised or superseded;

(m)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 - Investments - Debt and Equity Securities, as amended, revised or superseded;

(n)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 - Derivatives and Hedging, as amended, revised or superseded;

(o)	Shares-based compensation charges as described in ASC 718 - Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees, as amended, revised or superseded;

(p)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 - Comprehensive Income, as amended, revised or superseded;

(q)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 - Guarantees, as amended, revised or superseded;

(r)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation, as amended, revised or superseded;

(s)
Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits);

(t)	Any charges associated with the early retirement of debt obligations; or

(u)	The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the applicable Performance Period.
To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

13.9
Certification of Performance. No Qualified Performance-Based Award shall vest, have restrictions lapse, be payable or granted, as the case may be, any earlier than the Committee certifies in writing (in any manner allowable under Code Section 162(m)) the extent or level of achievement (if at all) to which the objective performance goals (and other material terms) applicable to the Performance Period were satisfied. As provided in Section 13.6 (Qualified Performance-Based Awards and Performance Measures/Prohibited Discretion), the Committee may reduce or eliminate (but not increase) the amount of any Award otherwise payable to a Participant.

13.10
Death, Disability or Other Circumstances. The Committee may provide in the Award Agreement that an Award intended to qualify as a Qualified Performance-Based Award under this Article 13 (Qualified Performance-Based Awards and Performance Measures) shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control, or under other circumstances consistent with the requirements of Code Section 162(m).

13.11
Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Qualified Performance-Based Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.1 (Qualified Performance-Based Awards and Performance Measures/In General).

13.12
Shareholder Approval for Qualified Performance-Based Awards. The material terms of the performance goals with respect to Qualified Performance-Based Awards must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the provisions of this Article 13 (Qualified Performance-Based Awards and Performance Measures), if Qualified Performance-Based Awards are to be made under Article 13 (Qualified Performance-Based Awards and Performance Measures) after the date of such shareholders meeting and if required by Code Section 162(m). The material terms include the employees eligible to receive Qualified Performance-Based Awards, a description of the business criteria on which the performance goal is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.
Article 14. Transferability of Awards
During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant (or by the Participant’s legal representative in the event of the Participant’s incapacity). Unless otherwise determined by the Committee, Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.
Article 15. Impact of Termination Event on Awards

15.1
In General. Except as otherwise set forth in this Plan or determined by the Committee and set forth in the Award Agreement, upon a Participant’s Termination Event with or to the Company or an Affiliate, for any reason whatsoever, except as otherwise set forth in this Article 15 (Impact of Termination Event on Awards), in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Awards granted to such Participant will be treated as follows:

(a)
Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, terminate on the date of such termination, and (ii) to the extent vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, remain exercisable for a period of ninety (90) days following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination for any reason other than death or Disability (but in no event beyond the maximum term of such Award). Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) or SAR (i) the exercise of the Option or SAR is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain Employees or Nonemployee Directors due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or SAR shall be automatically extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will be immediately forfeited.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.2
Upon Termination Event in Connection with Death or Disability. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a Participant’s death or Disability, Awards granted to a Participant will be treated as follows:

(a)
Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, immediately vest on the date of such termination, and remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award).

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will immediately vest on the date of such termination.

(c)	Any unvested portion of any Performance Shares, Performance Share Units, or Performance Units will immediately vest on the date of such termination at the target number of Shares or units.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.3
Upon Termination Event in Connection with Retirement. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection a Participant’s Retirement, other than with respect to Qualified Performance-Based Awards, Awards granted to a Participant will be treated as follows:

(a)
Any Options and SARs will, to the extent not vested and exercisable as of the date of such Termination Event with or to the Company or an Affiliate, immediately vest on the date of such termination, and remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination (but in no event beyond the maximum term of such Award).

(b)	Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will immediately vest on the date of such termination.

(c)	Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

(d)	Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

15.4
Upon Termination Event in Connection with a Change in Control. Except as otherwise provided in an Award Agreement, upon a Termination Event in connection with a change in control, Awards granted to a Participant will be treated as set forth in Article 20 (Change in Control).

15.5
Bona Fide Leave. Notwithstanding the fact that a Participant’s employment ostensibly terminates and except as otherwise provided in an Award Agreement, if the Participant is on a bona fide leave of absence, as defined in Treas. Reg. Section 1.409A-1(h)(1), then the Participant will be treated as having a continuing employment relationship (and not as having terminated employment for purposes of this Plan) so long as the period of the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

15.6
Change in Participant Status. If a Participant changes status from an Employee, Director, or Third Party Service Provider to an Employee, Director, and/or Third Party Service Provider, without interruption, the Committee, in its sole discretion, may permit any Award held by such Participant at the time of such change in status to be unaffected by such status change; provided, however, that an ISO held by an Employee shall be treated as a NQSO on the first (1st) day that is three (3) months after the date that the Participant ceases to be an Employee.

Article 16. Substitution Awards
Awards may be granted under this Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company or its Affiliate with another corporation, or the acquisition by the Company or its Affiliate of substantially all the assets of another corporation, or the acquisition by the Company or its Affiliate of at least 50 percent of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted to ensure that the requirements imposed under Code Section 409A and 424, to the extent applicable, are satisfied.
Article 17. Dividend-Equivalent Rights
Any Participant selected by the Committee may be granted Dividend-Equivalent Rights (in connection with any Award other than an Option or SAR) based on the dividends declared on Shares that are subject to the Award to which they relate, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend-Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, if any Award for which Dividend-Equivalent Rights have been granted has its vesting or grant dependent upon the achievement of one or more performance goals, then the Dividend-Equivalent Rights shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may Dividend-Equivalent Rights be granted for any Option or SAR.
Article 18. Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.
Article 19. Rights of Participants

19.1
Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company or its Affiliates at any time or for any reason, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and, accordingly, subject to Article 3 (Administration) and Article 21 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Affiliates. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.

19.2	Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

19.3
Rights as a Shareholder. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 20. Change in Control

20.1
Impact of Event. The Committee may provide in an Award Agreement terms under which Awards may vest and, as applicable, be exercisable or payable in the event of a Change in Control or in the event of a Participant’s Termination Event with, upon or within a specified time period after a Change in Control. In addition, in the event of a Change in Control, the Committee may take one or more of the following actions with respect to any or all outstanding Awards:

(a)
Require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price of the Options or the Grant Price of the SARs, as applicable, including for no consideration if the then Fair Market Value does not exceed the Exercise Price or Grant Price;

(b)
Determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving entity (or a parent or subsidiary of the surviving entity), and other outstanding Awards that remain in effect after the Change in Control shall be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity);

(c)
After giving Participants an opportunity to exercise their outstanding Options and SARs, whether vested or unvested, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate.

(d)	Provide that any Options and SARs outstanding as of the date of such Change in Control and not then exercisable become fully exercisable to the full extent of the original grant;

(e)
Provide that all remaining Restriction Periods be accelerated and any remaining restrictions applicable to any Restricted Stock Awards lapse and such Restricted Stock become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(f)
Provide that all remaining Restriction Periods be accelerated and any remaining restrictions applicable to any Restricted Stock Units lapse and such Restricted Stock Units become free of all restrictions and become fully vested and redeemed to the full extent of the original grant (i.e., the Restriction Period lapse);

(g)
Provide that any performance goal or other condition with respect to any Performance Units, Performance Shares, and Performance Share Units be deemed to have been satisfied in full, and the Shares or cash subject to such Award be fully distributable;

(h)
Provide that any remaining restrictions, performance goals or other conditions with respect to any Deferred Stock Units lapse and such Deferred Stock Unit be deemed to have been satisfied in full, and the Shares or cash subject to such Award be fully distributable; and

(i)	Provide that any Cash-Based Awards and Other Stock-Based Awards outstanding as of the date of such Change in Control and not then vested shall vest to the full extent of the original grant.
Notwithstanding the foregoing, with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, unless the Committee determines otherwise in the Award Agreement, such Award shall be paid, distributed or settled, as applicable: (i) on the occurrence of a Change in Control if that Change in Control constitutes a “change in control event” within the meaning of Code Section 409A; or (ii) in accordance with the terms provided in the Award Agreement if that Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A.
Article 21. Amendment, Modification, Suspension, and Termination

21.1
Amendment, Modification, Suspension, and Termination. Subject to Section 21.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and Section 21.5 (Amendment, Modification, Suspension, and Termination/Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

21.2
Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Except to the extent prohibited under Code Sections 409A and 424, to the extent applicable, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

21.3
Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.4
Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (a) conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A to the extent applicable), and to the administrative regulations and rulings promulgated thereunder; (b) permitting the Company or its Affiliates to receive a tax deduction under applicable law; or (c) avoiding an expense charge to the Company or its Affiliates. By accepting an Award under this Plan, a Participant consents to any amendment made pursuant to this Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law) to any Award granted under this Plan without further consideration or action.

21.5
Repricing Prohibition. Except to the extent (a) approved by the Company’s shareholders, or (b) provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

21.6
Reload Prohibition. Regardless of any other provision of this Plan, no Participant will be entitled to (and no Committee discretion may be exercised to extend to any Participant) an automatic grant of additional Awards in connection with the exercise of an Option or otherwise.

Article 22. Withholding

22.1
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy federal, state, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. As soon as practicable after the date as of which the amount first becomes includible in the gross income of the Participant

(but no later than the last business day of the calendar quarter during which the amount first becomes includible in gross income), the Participant shall pay to the Company or an Affiliate (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, provincial, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

22.2
Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the taxes in cash or transferring to the Company Shares owned by the Participant that would satisfy the statutory total tax (but no more than such maximum) with respect to the Company’s withholding obligation, the Participant shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the statutory total tax (but no more than such maximum) that could be imposed on the transaction. All such elections shall be irrevocable, made by the Participant in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 23. Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.
Article 24. General Provisions

24.1
Recovery of Compensation. Any Award issued under this Plan will be subject to any clawback policy developed by the Board or the Committee that is consistent with applicable law, whether such Award was granted before or after the effective date of any such clawback policy.

24.2	Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

24.3
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

24.4
Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

24.5
Compliance with Legal and Exchange Requirements. This Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under this Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under this Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of this Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its Affiliates, or the directors or officers of any such entities, shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

24.6
No Limitation on Compensation. Nothing in this Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under this Plan.

24.7
Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

24.8
Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Affiliates operate or have Employees, Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by this Plan;

(b)	Determine which Employees, Directors and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 24.8 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

24.9
Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

24.10
Unfunded Plan. It is intended that this Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan and Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan.

24.11
No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated (i.e., rounded down to the nearest whole Share).

24.12
No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

24.13	Compliance with Code Section 409A.

(a)
In General. This Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. All Award Agreements shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. To the extent that any provision of this Plan or an Award Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of this Plan or an Award to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed amended to the extent practicable to avoid adverse tax consequences under Code Section 409A for the Participant (including his or her beneficiaries). In no event shall a Participant, directly or indirectly, designate the calendar year in which payment, distribution or settlement, as applicable, of an Award subject to Code Section 409A is made, except in accordance with Code Section 409A. Notwithstanding any provision in this Plan to the contrary, neither the Company nor the Committee shall have any liability to any person in the event such Code Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries.

(b)
Six-Month Delay for Specified Employees. Notwithstanding anything in this Plan or an Award Agreement to the contrary, if a Participant is a “specified employee,” within the meaning of Code Section 409A and as determined under the Company’s policy for determining specified employees, on the date of his “separation from service”, within the meaning of Code Section 409A, the distribution, payment or settlement, as applicable, of all of Participant’s Awards that are both (i) subject to Code Section 409A and (ii) distributable, payable or settleable, as appropriate, on account of a separation from service, shall be postponed for six (6) months following the date of the Participant’s separation from service. If a distribution, payment or settlement, as applicable, is delayed pursuant to this paragraph, the distribution, payment or settlement, as applicable, shall be made within the thirty (30)-day period following the first (1st) business day of the seventh (7th) month following the Participant’s separation from service; provided that if the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. This distribution, payment or settlement, as applicable, shall include the cumulative amount of any amount that could not be paid or provided during such period.

(c)
Elective Deferrals. No Participant elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Deferred Stock Units are permitted under this Plan. Instead, any such elective deferrals of compensation shall only be permitted pursuant to the Company’s nonqualified deferred compensation plan. To the extent elective deferrals or re-deferrals are permitted under this Plan, such elections shall be made in accordance with the requirements of Code Section 409A and the rules, procedures and forms specified from time to time by the Committee.

(d)
Mandatory Deferrals. If, at the grant of an Award under this Plan, the Committee decides that the payment of compensation with respect to such Award shall be deferred compensation within the meaning of Code Section 409A, then, the Committee shall set forth the time and form of payment in the Award Agreement in a manner consistent with Code Section 409A.

(e)	Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made in the form and upon an event or at a time permitted under Code Section 409A.

24.14
Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

24.15
No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

24.16
Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

24.17
Offset. Subject to the requirements of Code Section 409A, if applicable, (a) any amounts owed to the Company or an Affiliate by a Participant of whatever nature up to the fullest extent permitted by applicable law may be offset by the Company from the value of any Award to be transferred to the Participant, and (b) no Shares, cash or other thing of value under this Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and its Affiliates. However, no waiver of any liability (or the right to apply the offset described in this Section 24.17 (General Provisions/Offset) may be inferred because the Company pays an Award to a Participant with an outstanding liability owed to the Company or an Affiliate.

24.18
Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. This Plan shall be construed to comply with all applicable law and to avoid liability (other than a liability expressly assumed under this Plan or an Award Agreement) to the Company, an Affiliate or a Participant. Recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in Harris County, Texas, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

24.19
Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a web site maintained by the Company or an Affiliate or by a third party under contract with the Company or an Affiliate) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

24.20
No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of this Plan to the contrary, the Company, its Affiliates, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

24.21
Indemnification. To the maximum extent permitted under applicable law and the Company’s articles of incorporation and bylaws, each person who is or shall have been a member of the Board, a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any (a) loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

24.22
No Obligation to Disclose Material Information. Except to the extent required by applicable securities laws, none of the Company, an Affiliate, the Committee, or the Board shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Shares that may be issued or acquired under this Plan.

24.23
Entire Agreement. Except as expressly provided otherwise, this Plan and any Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and any Award Agreement, the terms and conditions of this Plan shall control.

*****

Stage Stores, Inc.

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 31, 2017.

Vote by Internet

- Go to **www.envisionreports.com/SSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees, FOR Items 2, 3 and 5, and for a ONE YEAR frequency in Item 4.

ITEM 1 — ELECTION OF DIRECTORS:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Alan J. Barocas	☐	☐	☐	1.2 - Elaine D. Crowley	☐	☐	☐	1.3 - Diane M. Ellis	☐	☐	☐
1.4 - Michael L. Glazer	☐	☐	☐	1.5 - Earl J. Hesterberg	☐	☐	☐	1.6 - Lisa R. Kranc	☐	☐	☐
1.7 - William J. Montgoris	☐	☐	☐	1.8 - C. Clayton Reasor	☐	☐	☐				

	For	Against	Abstain
ITEM 2 – APPROVAL OF THE STAGE STORES 2017 LONG-TERM INCENTIVE PLAN.	☐	☐	☐
ITEM 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
ITEM 4 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐	☐

	For	Against	Abstain
ITEM 5 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02L2PC

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of
Stage Stores, Inc. Shareholders

Thursday, June 1, 2017, 8:15 a.m. Local Time

Stage Stores Corporate Headquarters
2425 West Loop South
Houston, TX 77027

Upon arrival, please present this Admission Ticket
and photo identification at the registration desk.

Admittance may be denied without an Admission Ticket. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Stage Stores, Inc.

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Notice of 2017 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2017

The individual(s) signing on the reverse side of this proxy card as shareholder or as attorney, executor, administrator, trustee or guardian of the shareholder hereby appoints Michael L. Glazer and Oded Shein, or either of them, each with the power of substitution, as proxies for the shareholder to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Stage Stores, Inc. to be held at the Company's headquarters in Houston, Texas on Thursday, June 1, 2017 at 8:15 a.m. local time, or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted in the manner specified by the shareholder. If no such directions are indicated, the proxies will have authority to vote the shares FOR all nominees in Item 1, FOR Items 2, 3 and 5, and for a ONE YEAR frequency in Item 4.

The shareholder acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement for the June 1, 2017 meeting, and the Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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